As filed with the Securities and Exchange Commission on September __, 2004

                                            Commission File No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                             ENERGAS RESOURCES, INC.
                          ---------------------------
               (Exact name of registrant as specified in charter)

    Delaware                              1311                   73-1620724
----------------------------          -------------          ------------------
(State or other jurisdiction      (Primary Standard Classi-    (IRS Employer
   of incorporation)                fication Code Number)        I.D. Number)

                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
                  ---------------------------------------------
          (Address and telephone number of principal executive offices)

                            8800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
                  ---------------------------------------------
(Address of principal place of business or intended principal place of business)

                                   George Shaw
                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
                    ----------------------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box    [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                       Proposed      Proposed
 Class of                           Maximum       Maximum
Securities            Securities    Offering      Aggregate      Amount of
   to be                to be       Price Per     Offering      Registration
Registered            Registered    Share (1)       Price           Fee
----------            ----------    ---------    -----------   --------------

Common stock (2)       10,000,000     $0.53      $5,300,000         $672
------------------------------------------------------------------------------

(1)  Offering price computed in accordance with Rule 457 (c).
(2) Shares of common stock to be offered in connection with equity line of credit.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ENERGAS RESOURCES, INC.

                                  Common Stock

      This prospectus may be used only in connection with sales of approximately 10,000,000 shares of the common stock of Energas Resources, Inc. by Dutchess Private Equities Fund II, L.P. By means of this prospectus, Dutchess Private Equities will sell shares of common stock purchased from Energas under an equity line of credit agreement. Energas will pay for the expenses of this offering. Dutchess Private Equities is an "underwriter" as that term is defined in the Securities Act of 1933.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus

      Energas' common stock is quoted on the OTC Bulletin Board under the symbol "EGSR." On September__, 2004 the closing bid price for one share of the Energas' common stock was $________.




















                The date of this prospectus is September __, 2004

                               PROSPECTUS SUMMARY

      Energas is involved in the exploration and development of oil and gas. Energas' activities are primarily dependent upon available financial resources to fund the costs of drilling and completing wells.

            Energas' corporate offices are located at 800 Northeast 63rd Street, Third Floor, Oklahoma City, Oklahoma 73105 and its telephone number is (405) 879-1752. Energas' web site is www.energasresources.com.

      See the "Glossary" section of this prospectus for the definitions of words and phrases which are unique to the oil and gas industry.

The Offering

      In order to provide a possible source of funding Energas has entered into an equity line of credit agreement with Dutchess Private Equities Fund II, L.P.

      Under the equity line of credit agreement, Dutchess Private Equities has agreed to provide Enregas with up to $10,000,000 of funding during the thirty-six month period following the date of this prospectus. During this thirty-six month period, Energas may request a drawdown under the equity line of credit by selling shares of its common stock to Dutchess Private Equities, and Dutchess Private Equities will be obligated to purchase the shares. The minimum and maximum amounts Energas can draw down at any one time is determined using a formula contained in the equity line of credit agreement. Energas is under no obligation to request any drawdowns under the equity line of credit.

      Energas is registering the shares of common stock issuable to Dutchess Private Equities under the equity line of credit. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Dutchess Private Equities. Energas will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Dutchess Private Equities holds shares of Energas' common stock or until these shares can be sold under an appropriate exemption from registration. Energas has agreed to bear the expenses of registering the shares, including legal fees of $5,000 payable to Dutchess Private Equities' attorneys, but not the expenses associated with selling the shares, such as broker discounts and commissions.

      On the day of the drawdown notice, a pricing period of five trading days will begin. At the end of the pricing period Dutchess Private Equities will purchase from Energas that number of share determined by dividing the lesser of:

o    the amount set forth in the drawdown notice, or

o an amount equal to 20% of the total number of Energas' shares traded during the pricing period multiplied by the lowest closing bid price of Energas' common stock during the pricing period by ninety-five percent (95%) of the lowest closing bid price of Energas' common stock during the pricing period.

      However, if any closing bid price of Energas' common stock during the pricing period is less than ninety percent (90%) of the average closing bid price of Energas' common stock during the ten trading days prior to the date of the drawdown notice, Energas may elect, by sending written notice to Dutchess Private Equities, to withdraw the drawdown, in which case no shares will be sold during the pricing period.

      As of August 31, 2004, Energas had 44,063,001 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the equity-line of credit or upon the exercise and/or conversion of options, warrants or convertible notes. If all outstanding warrants and convertible securities were exercised and converted, Energas would have 53,050,001 outstanding shares of common stock. See "Comparative Share Data".

      Energas will not receive any proceeds from the sale of the shares by Dutchess Private Equities. However, Energas will receive proceeds from any sale of common stock to Dutchess Private Equities under the equity line of credit agreement. Energas expects to use substantially all the net proceeds for general and administrative expenses, oil and gas exploration and development and future acquisitions of oil and gas properties.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

      OTC Bulletin Board Symbol: EGSR

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Balance Sheets
                                   January 31, 2004      July 31, 2004

Current Assets                      $    229,639       $    310,237
Total Assets                           4,085,131          4,420,169
Current Liabilities                    2,191,329            667,614
Total Liabilities                      4,931,208          1,164,790
Working Capital (deficit)            (1,946,056)           (357,377)
 Stockholders' Equity (deficit)        (846,077)          3,255,379

Statements of Operations
                                       Year Ended          Six Months Ended
                                    January 31, 2004          July 31, 2004
                                    ----------------       ----------------

Oil and gas sales                    $    296,657           $   295,457
Pipeline revenue                           15,365                 7,860
Expenses                               (1,235,229)             (582,280)
Extraordinary Item - Gain on
  settlement of debt                           --                48,175
                                    -------------            ----------
Net Loss                             $   (923,207)            $( 18,544)
                                    =============            ==========

Forward Looking Statements

     This Prospectus contains various forward-looking statements that are based on Energas' beliefs as assumptions made by and information currently available to Energas. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered by this prospectus are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Energas.

Energas has a history of losses and may never be profitable. Energas has never earned a profit. As of July 31, 2004 Energas' accumulated deficit was approximately $(9,542,000). Energas expects to incur additional losses during the foreseeable future. No assurance can be given that Energas will ever earn a profit.

If Energas cannot obtain additional capital, Energas may have to delay or postpone exploration and development and activities. Energas needs additional capital to fund its operating losses and to find additional oil and gas reserves. However, this offering is being made on behalf of a number of shareholders of Energas and as a result Energas will not receive any proceeds from the sale of the shares offered by the selling shareholders. The failure of Energas to obtain additional capital on terms acceptable to it, or at all, may significantly restrict Energas's proposed operations. There can be no assurance that Energas will be able to obtain the funding which it requires.

Oil and gas exploration is not an exact science, and involves a high degree of risk. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Energas' investment in the well.

The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors which are outside Energas' control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Buyers of Energas' gas, if any, may refuse to purchase gas from Energas in the event of oversupply. Hence, even if wells which may be drilled by Energas are productive, the quantities of gas that Energas may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Interests that Energas will acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject Energas to future undetermined expenses. Energas does not intend to purchase title insurance, title memos, or title certificates for any leasehold interests it will acquire. It is possible that at some point Energas will have to undertake title work involving substantial costs. In addition, it is possible that Energas may suffer title failures resulting in significant losses to Energas.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties. Although Energas intends to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), Energas may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of company funds or property.

Energas' operations are dependent upon the continued services of its officers. The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon the business of Energas.

Energas' operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to Energas and may delay or otherwise adversely affect Energas' proposed operations.

      From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond the control of Energas or the oil and gas industry.

Energas' activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect the earnings of Energas. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on Energas' operations in the future although compliance may necessitate significant capital outlays, materially affect Energas' earning power or cause material changes in its intended business. In addition, Energas may be exposed to potential liability for pollution and other damages.

Shares issuable upon the exercise of options and warrants, the conversion of promissory notes or in connection with the equity line of credit may substantially increase the number of shares available for sale in the public market and may depress the price of Energas' common stock.

Options, Warrants and Convertible Notes. As of August 31, 2004, Energas had 44,063,001 outstanding shares of common stock. As of this same date, there were outstanding options, warrants and convertible notes which would allow the holders of these securities to acquire approximately 8,987,000 additional shares of Energas' common stock. Energas may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

      As Energas issues shares of its common stock as a result of the exercise of options or warrants or upon the conversion of promissory notes, the price of Energas' common stock may decrease due to the additional shares in the market. Any decline in the price of Energas' common stock may encourage short sales, which could place further downward pressure on the price of Energas' common stock.

      The issuance or even the potential issuance of shares, in connection with any financing, and upon the exercise of warrants, options or the conversion of promissory notes will have a dilutive impact on other stockholders and could have a negative effect on the market price of Energas' common stock.

Equity Line of Credit

      An unknown number of shares of common stock which may be sold by means of this prospectus are issuable under an equity line of credit arrangement with Dutchess Private Equities. As Energas sells shares of its common stock to Dutchess Private Equities under the equity line of credit, and Dutchess Private Equities sells the common stock to third parties, the price of Energas' common stock may decrease due to the additional shares in the market. If Energas decides to draw down on the equity line of credit as the price of its common stock decreases, Energas may be required to issue more shares of its common stock for any given dollar amount invested by Dutchess Private Equities, subject to a minimum selling price. The more shares that are issued under the equity line of credit, the more Energas's then outstanding shares will be diluted and the more Energas' stock price may decrease. Any decline in the price of Energas' common stock may encourage short sales, which could place further downward pressure on the price of Energas' common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Equity Line of Credit Agreement" for more information concerning the equity line.

There is, at present, only a limited market for Energas' common stock and there is no assurance that this market will continue. Energas' common stock is traded on the OTC Bulletin Board. Trades of Energas' common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Energas' common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of August 31, 2004 Energas had 44,063,001 outstanding shares of common stock. The number of outstanding shares at August 31, 2004 excludes shares which may be issued upon the conversion of promissory notes, the exercise of options and warrants, or in connection with the equity line of credit.

      The issuance of additional shares and the eligibility of issued shares for resale will dilute Energas' common stock and may lower the price of Energas' common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of Erergas' common stock. Net tangible book value is calculated by dividing Energas' total assets, less intangible assets and liabilities, by the outstanding shares of Energas's common stock. The actual dilution to investors in this offering will depend on the price which they pay for the shares.

                                                      Number of        Note
                                                       Shares       Reference
   Shares to be sold in this Offering:

      Shares issuable pursuant to Equity Line
         of Credit                                     Unknown          A

Other Shares Which May Be Issued:

      The following table lists additional shares of Energas' common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                        Number of        Note
                                                         Shares       Reference

   Shares issuable upon exercise of warrants sold in
     private offering                                  5,000,000           B

   Shares issuable upon conversion of debt             1,150,000           C

   Shares issuable upon exercise of options granted
     pursuant to Energas' Incentive and Non-Qualified
     Stock Option Plans.                                 250,000           D

   Shares issuable upon conversion of promissory note    487,000           E

   Shares issuable upon the exercise of warrants
     issued to a private investor.                       100,000           F

   Shares issuable upon the exercise of warrants
     issued to a private investor.                     2,000,000           G

A. An unknown number of shares of common stock are issuable under the equity line of credit agreement between Energas and Dutchess Private Equities. See the section of this prospectus captioned "Equity Line of Credit Agreement" for more information regarding the equity line.

B. During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days.

C. Between February 2003 and August 2004 Energas borrowed $359,000 from ERI Capital, LLC. ERI Capital has agreed to accept 1,150,000 shares of Energas' common stock in payment of this debt.

D. Options are held by a former director of Energas, are exercisable at a price of $0.32 per share and expire on July 15, 2005.

E. In August 2003, Energas acquired oil and gas properties from Sovereign One, Inc., Logos Resources, Inc. and McCrome International, Inc. for $3,000,000 in convertible notes. At the holder's option the notes were convertible into shares of Energas' common stock equal in number to the amount determined by dividing each $1.00 of note principal or accrued interest to be converted by one. In order to induce the noteholders to convert their notes into common stock, and thereby eliminate the debt owed to the noteholders, Energas provided the noteholders with an option to convert their notes at a conversion price of $0.50. In March 2004 Sovereign One, Inc. converted its note in the principal amount of $1,400,000 (which was net of a $100,000 payment from Energas) into 2,800,000 shares of Energas' common stock and Logos Resources, Inc. converted its note in the principal amount of $1,000,000 into 2,000,000 shares of Energs' common stock. As of August 31, 2004 Energas had paid approximately $10,000 in principal, plus interest, on the third note to McCrome International, leaving an outstanding principal balance of approximately $490,000. The note to McCrome

International bears interest at 8.5% per year and is due in August 2023. At any time prior to August 1, 2006 all or any part of the unpaid principal or interest due on this note may be converted into shares of Energas' common stock on the basis of one share of common stock for every dollar of note principal or interest converted.

F. The warrants allow the holder to purchase 100,000 shares of Energas' common stock at a price of $0.32 per share at any time prior to June 30, 2005.

G. In September 2003 Energas agreed to sell 2,000,000 shares of its common stock to Terry Tyson, now a principal shareholder of Energas, for $0.15 a share. For each share purchased Energas agreed to issue one warrant to Mr. Tyson. For each warrant exercised, Energas agreed to issue a second warrant to Mr. Tyson. Each warrant entitles Mr. Tyson to purchase one share of Energas' common stock at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004. All warrants will expire on September 30, 2005. As of August 31, 2004 Mr. Tyson had purchased 2,000,000 shares from Energas, had exercised 2,000,000 warrants and accordingly received warrants to purchase an additional 2,000,000 shares of Energas' common stock.

      The shares referred to in Notes B, C, D and E are being, or will be, offered for public sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                            Market for Common STOCK.

      Prior to May 7, 2003 Energas' common stock was traded listed on the Toronto Venture Exchange under the symbol EEG. On March 3, 2003 Energas' common stock was listed on the OTC Bulletin Board under the symbol EGSR. The following table sets forth the high and low sale prices of Energas' common stock in U.S. currency during the periods presented as reported by the Toronto Venture Exchange and the NASD. The closing sale prices reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.
                                              Closing Sale Price
                                                 Common Stock
                                             --------------------
            Quarter Ended                    High             Low

            April 30, 2001                   $0.19          $0.12
            July 31, 2001                    $0.25          $0.12
            October 31, 2001                 $0.25          $0.12
            January 31, 2002                 $0.16          $0.03

            April 30, 2002                   $0.07          $0.04
            July 31, 2002                    $0.13          $0.03
            October 31, 2002                 $0.13          $0.03
            January 31, 2003                 $0.11          $0.05

            April 30, 2003                   $0.21          $0.05
            July 31, 2003                    $0.46          $0.15
            October 31, 2003                 $0.30          $0.11
            January 31, 2004                 $0.26          $0.15

            April 30, 2004                   $0.45          $0.42
            July 31, 2004                    $0.60          $0.52

      As of August 31, 2004, there were approximately 850 record holders of Energas' common stock.

      The market price of Energas common stock is subject to significant fluctuations in response to, and may be adversely affected by (i) variations in quarterly operating results, (ii) developments in the oil and gas industry generally and more particularly within the geographically and geological areas that Energas owns and operates properties, and (iii) general stock market conditions.

      During the year ended January 31, 2004 and the three months ended April 30, 2004 neither Energas, any officer or director of Energas, nor any principal shareholder of Energas, purchased any shares of Energas' common stock either from Energas, from third parties in a private transaction, or as a result of purchases in the open market.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

RESULTS OF OPERATIONS

         The factors that most significantly affect Energas' results of operations are (i) the sale prices of crude oil and natural gas, (ii) the amount of production sales, (iii) the amount of lease operating expenses, and (iv) the level of interest rates on, and amount of, borrowings. Sales of production and level of borrowings are significantly impacted by Energas' ability to maintain or increase its production from existing oil and gas properties through its exploration and development activities. The following table reflects the average prices received by Energas for oil and gas, the average production cost per BOE, and the amount of oil and gas produced for the periods presented:

                                Year Ended January 31,        Six Months Ended
                             2002       2003      2004         July 31, 2004
Production Data:             ----       ----      ----        ----------------

Production -
   Oil (Bbls)                 498        403        950            6,031
   Gas (Mcf)               29,234     30,683    143,616          119,434

Average sales price -
   Oil (Bbls)              $19.65     $26.08     $28.62          $ 33.43
   Gas (Mcf)               $ 3.24     $ 3.44     $ 4.86          $  5.20
Average production
 costs per BOE             $ 2.93     $ 4.79     $ 3.74          $  3.61

     Prices received by Energas for sales of crude oil and natural gas have fluctuated significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of the

Organization of Petroleum Exporting Countries ("OPEC") to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Gas prices received by Energas fluctuate with changes in the spot market price for gas, which reached recent record levels in December 2000 in the United States. This price increase was due to demand in excess of deliverability and higher worldwide energy prices.

      Changes in natural gas and crude oil prices will significantly affect the revenues and cash flow of the wells and the value of the oil and gas properties. Declines in the prices of crude oil and natural gas could have a material adverse effect on the success of Energas operations and activities, recoupment of the costs of acquiring, developing and producing the its wells and profitability. Energas is unable to predict whether the prices of crude oil and natural gas will rise, stabilize or decline in the future.

      Other than the foregoing, Energas does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on Energas' net sales, revenues or expenses.

SIX MONTHS ENDED JULY 31, 2004

      Material changes of certain items in Energas' Statement of Operations for the six-month period ended July 31, 2004, as compared to the same period last year, are discussed below:

                           Increase (I)
Item                      or Decrease (D)  Reason

Oil and Gas Sales               I          Increase in gas prices, August 2003
                                           acquisition of gas wells in
                                           Kentucky and subsequent completion
                                           of new gas wells.

Depreciation and Depletion      I          August 2003 acquisition of gas wells
                                           in Kentucky and subsequent completion
                                           of new gas wells.

Legal and Accounting            D          Energas completed the filing of its
                                           Form 10-SB during the three months
                                           ended April 30, 2003. Similar legal
                                           and accounting fees were not incurred
                                           during the current quarter.

Oil and gas production          I          August 2003 acquisition of gas wells
                                           in Kentucky and subsequent completion
                                           of new gas wells.

Office and General Expense      I          Additional office staff help.

Interest Expense                I          Interest payable (8.5% per year) on
                                           $3,000,000 of convertible notes
                                           issued by Company to pay for oil and
                                           gas properties in Kentucky.

Gain on sale of Oil and Gas
 Properties                     I           Sale of 12% of Company's 20%
                                            working interest in Rusty Creek
                                            (Wyoming) prospect.

YEAR ENDED JANUARY 31, 2004

   Material changes of certain items in Energas' Statement of Operations for the year ended January 31, 2004, as compared to the same period last year, are discussed below:

                         Increase (I)
Item                    or Decrease (D) Reason

Oil and Gas Sales             I         Increase in gas prices and August 2003
                                        acquisition of gas wells in Kentucky

Employee Stock Bonus          I         Shares of common stock issued for
                                        services rendered

Legal and Accounting          I         Legal costs associated with oil and gas
                                        drilling program, acquisition of oil and gas properties in Kentucky and registration statement on Form S-8

Oil and gas production        I         August 2003 acquisition of gas wells in
                                        Kentucky

Consulting                    I         Use of three consultants  during period
                                        and expense associated with issuance of
                                        stock for past services

Office and General Expense    I         Lease expense for new office equipment

Travel and Promotion          I         Expenses relating to geological studies
                                        in Kansas, Wyoming, and the acquisition
                                        of the Kentucky properties.

Interest Expense              I         Interest expense (8.5% per
                                        year) related to $3,000,000 convertible
                                        note issued by Company to pay for oil
                                        and gas properties in Kentucky.

YEAR ENDED JANUARY 31, 2003

   Material changes of certain items in Energas' Statement of Operations for the year ended January 31, 2003, as compared to the same period last year, are discussed below:
                       Increase (I)
Item                 or Decrease (D)   Reason

Oil and Gas Sales            I         Increase in the price of oil and gas.

Salaries and Benefits        D         Temporary staff was
                                       eliminated and the compensation paid to
                                       some employees was reduced.

Legal and Accounting         D         Less costs associated
                                       with amending Energas' registration
                                       statement on Form 10-SB.

Rent                         I         Off-site space was used for part of the
                                       year to store some of Energas' records
                                       and equipment, plus rent due in the prior year was paid in the current year.

Office and General Expense   D         Office expenses were reduced to conserve
                                       cash.

Pipeline Costs               I         Duke Energy increased the charges
                                       for transporting gas through its
                                       pipeline.

Interest                     D         Settlement of debt since October 2001
                                       resulted in less interest expense during the current year.

OIL AND GAS PRICE FLUCTUATIONS

      Fluctuations in crude oil and natural gas prices have significantly affected Energas' operations and the value of its assets. As a result of the instability and volatility of crude oil and natural gas prices and at times the market conditions within the oil and gas industry, financial institutions are selective in the energy lending area and have reduced the percentage of existing reserves that may qualify for the borrowing base to support energy loans.

      Energas' principal source of cash flow is the production and sale of its crude oil and natural gas reserves which are depleting assets. Cash flow from oil and gas production sales depends upon the quantity of production and the price obtained for such production. An increase in prices permits Energas to finance its operations to a greater extent with internally generated funds, may allow Energas to obtain equity financing more easily or on better terms, and lessens the difficulty of attracting financing from industry partners and non-industry investors. However, price increases heighten the competition for Leases and Prospects, increase the costs of exploration and development activities, and, because of potential price declines, increase the risks associated with the purchase of Producing Properties during times that prices are at higher levels.

     A decline in oil and gas prices (i) reduces the cash flow internally generated by Energas which in turn reduces the funds available for servicing debt and exploring for and replacing oil and gas reserves, (ii) increases the difficulty of obtaining equity and debt financing and worsens the terms on which such financing may be obtained, (iii) reduces the number of Leases and Prospects which have reasonable economic terms, (iv) may cause Energas to permit Leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) results in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) increases the difficulty of attracting financing from industry partners and non-industry investors. However, price declines reduce the competition for Leases and Prospects and correspondingly reduce the prices paid for Leases and Prospects. Furthermore, exploration and production costs generally decline, although the decline may not be at the same rate as that of oil and gas prices.

      Energas' results of operations are somewhat seasonal due to seasonal fluctuations in the sales prices for natural gas. Although in recent years crude oil prices have been generally higher in the third and fourth fiscal quarters, these fluctuations are not believed to be seasonal. Natural gas prices have been generally higher in the fourth fiscal quarter.

CAPITAL RESOURCES AND LIQUIDITY

      The following is an explanation of Energas' material sources and (uses) of cash during the six months ended July 31, 2004:

      Cash used in operations                                  $(53,777)
      Payment of amounts owed to George Shaw                   (194,856)
      Payment of amounts to former director and shareholder    (541,975)
      Sale of common stock sold in private offering           1,500,000
      Sale of common stock to private investor                  150,000
      Issuance of shares to former officer and director
        in partial settlement of claims                          70,000
      Reduction of notes payable                               (212,090)
      Reduction in amounts owed to investors                   (341,686)
      Purchase of equipment and exploration and
        development of oil and gas properties                  (346,024)

      Increase in cash on hand at July 31, 2004                 $29,592

      Energas' material sources and (uses) of cash during the year ended January 31, 2004 were:

      Cash used in operations                                $ (611,460)
      Loans from shareholder and unrelated third party       $ (112,550)
      Sale of common stock $1,002,878) Purchase of
          equipment and oil and gas properties               $ (222,942)
      Increase (decrease) in cash on hand at
          January 31, 2004                                   $   55,926

   Energas' material sources and (uses) of cash during the year ended January 31, 2003 were:

      Cash on hand at February 1, 2002                       $    2,054
      Cash used in operations                                  (364,535)
      Loans from shareholder, related parties and investor      440,544
      Reduction of notes payable                                (25,458)
      Other                                                     (31,222)
                                                             ----------
      Cash on hand at January 31, 2003                       $   21,383
                                                             ==========

      As a result of Energas' continued losses and lack of cash there is substantial doubt as to Energas' ability to continue operations. Energas plans to generate profits by drilling productive oil or gas wells. However, Energas will need to raise the funds required to drill new wells from third parties willing to pay Energas' share of drilling and completing the wells. Energas may also attempt to raise needed capital through the private sale of its securities or by borrowing from third parties. Energas may not be successful in raising the capital needed to drill oil or gas wells. In addition, any future wells which may be drilled by Energas may not be productive of oil or gas. The inability of Energas to generate profits may force Energas to curtail or cease operations.

      During the years ended January 31, 2003 and 2002, Energas did not spend any amounts on oil and gas exploration and did not acquire any oil or gas properties. The lack of capital expenditures during the years ended January 31, 2003 and 2002 was primarily the result of Energas' inability to conduct exploration activities during these periods due to a lack of funds. During the year ended January 31, 2004 Energas spent $920,000 on oil and gas exploration.

      As of August 31, 2004, Energas did not have any material capital commitments, other than funding its operating losses and repaying outstanding debt. It is anticipated that any capital commitments that may occur will be financed principally through borrowings from institutional and private lenders (although such additional financing has not been arranged) and the sale of shares of Energas' common stock or other equity securities. However, there can be no assurance that additional capital resources and financings will be available to Energas on a timely basis, or if available, on acceptable terms.

      As of August 31, 2004 Energas owed George Shaw, the President of Energas, $328,071 for amounts loaned to Energas by Mr. Shaw. Energas plans to repay the amounts owed to Mr. Shaw from the sale of oil or gas from wells which may be drilled by Energas or from the proceeds received from the sale of Energas' capital stock. Mr. Shaw, has advised Energas that he will not look for repayment of the amounts owed to him by Energas prior to December 31, 2004.

     In August 2003 Energas acquired 31 producing gas wells, a pipeline, compressor stations and approximately 23,000 leased and 8,500 optioned acres from three private corporations for $3,000,000 in convertible notes. In March 2004 Energas paid $100,000, plus interest, on one of the notes and holders of notes in the principal amount of $2,400,000 converted their notes into 4,800,000 shares of Energas' common stock. The remaining note in the principal amount of approximately $490,000 bears interest at 8.5% per year and is due in August 2023. At any time prior to August 1, 2006 all or any art of the unpaid principal or interest due on this note may be converted into shares of Energas' common stock on the basis of one share of common stock for every dollar of note principal or interest converted.

     Between January 1, 2004 and June 30, 2004 Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to puchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days.

                                    BUSINESS

      Energas was incorporated under the laws of British Columbia, Canada on November 2, 1989 and on August 20, 2001 Energas became domesticated and incorporated in Delaware.

      Energas is involved in the exploration and development of oil and gas. Energas' activities are primarily dependent upon available financial resources to fund the costs of drilling and completing wells.

      Energas evaluates undeveloped oil and gas prospects and participates in drilling activities on those prospects which in the opinion of management are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Energas attempts to acquire Leases or other interests in the area and assemble a Prospect. Energas normally sells portions of its leasehold interests in a Prospect to unrelated third parties, thus sharing risks and rewards of the exploration and development of the Prospect with the joint owners pursuant to an operating agreement. One or more Exploratory Wells may be drilled on a Prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional Development Wells may be drilled on the Prospect. Energas typically seeks potential joint venture partners for development of its Prospects.

     Energas' corporate offices are located at 800 Northeast 63rd Street, Third Floor, Oklahoma City, Oklahoma 73105 and its telephone number is (405) 879-1752. Energas' web site is www.energasresources.com.

PRINCIPAL AREAS OF OPERATION

     Energas principally operates in the Arkoma Basin in Oklahoma, the Powder River Basin in Wyoming and the Appalachian Basin of Eastern Kentucky.

      As of August 31, 2004, Energas had four gas wells in the Arkoma Basin which were producing approximately 255 MCF of gas per day.

      Energas' oil and gas production in the Powder River Basin are attributable to two wells in Rusty Creek Prospect in Niobrara County, Wyoming. Energas does not intend to drill any additional wells on this prospect. As of August 31, 2004, Energas' two wells in the Rusty Creek Prospect were producing approximately 25 barrels of crude oil per day.

      In May 2004, Energas participated in a wildcat well in Harper County, Kansas that began production in June 2004 at 2,000 MCF of gas per day. Energas owns a 16.75% working interest (13.7% net revenue interest) in this well. Energas did not pay any of the costs of drilling or completing this well.

     In August 2003 Energas acquired 31 producing gas wells, approximately 28 miles of pipeline, two compressor stations and approximately 23,000 leased and 8,500 optioned acres. All of the acquired properties are located in the Appalachian Basin of eastern Kentucky. The Kentucky properties were acquired from three private corporations for $3,000,000 in convertible notes. In March 2004 holders of notes in the principal amount of $2,400,000 (net of a $100,000 note payment by Energas) converted their notes into 4,800,000 shares of Energas' common stock. The remaining note in the principal amount of approximately $490,000 (reflecting $10,000 in principal payments by Energas) bears interest at 8.5% per year and is due in August 2023. At any time prior to August 1, 2006 all or any part of the unpaid principal or interest due on this note may be converted into shares of Energas' common stock on the basis of one share of common stock for every dollar of note principal or interest converted. Subsequent to August 2003, Energas completed eight additional gas wells in Kentucky. As of August 31, 2004 Energas had 39 wells in Kentucky which were producing approximately 380 MCF of gas per day.

DRILLING ACTIVITIES AND PROVEN RESERVES

      During the periods indicated, Energas drilled or participated in the drilling of the following wells:

                                Year Ended January 31,
                        --------------------------------------      Six Months
                             2002          2003         2004      Ended July 31,
                             ----          ----         ----         2004 (2)
                        Gross   Net   Gross   Net   Gross   Net   -------------
                        -----   ---   -----   ---   -----   ---   Gross     Net
Exploratory Wells (1):
Productive:
  Oil                    --      --     --      --
  Gas                    --      --     --      --   1.00   .875      1    .134
  Nonproductive          --      --     --      --   1.00   1.00     --      --

Development Wells (1):
Productive:
  Oil                    --      --     --      --                   --      --
  Gas                    --      --     --      --      6   5.25      7   6.125
  Nonproductive          --      --     --      --                   --      --

Total Wells (1):
Productive:
  Oil                    --      --     --      --                   --      --
  Gas                    --      --     --      --      7  6.125      8   6.259
  Nonproductive          --      --     --      --      1      1     --      --


(1) Each well completed to more than one producing zone is counted as a single well. Energas has royalty interests in certain wells that are not included in this table.

(2)  Does not include gas well in Kentucky which was completed in August 2004.

     In May 2003 Energas arranged with a private investor to fund the drilling of two natural gas wells in the Arkoma Basin of eastern Oklahoma. The two wells were drilled in June 2003 and one well was successfully completed as a gas well and the other well was a dryhole. Energas will receive approximately 5% of the production from the productive well, after payment of Energas' share of operating expenses, until the investor is repaid the amounts advanced to drill and complete the wells, which were approximately $490,000. After the amount advanced by the investor has been repaid, Energas will receive approximately 25% of the production from the well after payment of Energas' share of operating expenses

      The following table shows, at August 31, 2004, by state and basin, Energas' producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

             Productive Wells (1)      Developed Acreage     Undeveloped Acreage
             --------------------      -----------------    --------------------
(2)
              Gross       Net           Gross       Net      Gross         Net

Oklahoma          5       2.4           2,080       998          -           -
Wyoming           2        .7              80        28      3,740       1,964
Kansas            1     0.137             120        16      1,230         165
Kentucky         37      32.4           1,480     1,295     21,520      18,830
               ----      ----           -----     -----     ------      ------

Totals           45    35.337           3,760     2,337     26,490      20,959

(1) The wells in Oklahoma, Kansas and Kentucky are gas wells and the wells in Wyoming are oil wells.
(2) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The following table shows, as of August 31, 2004 the status of Company's gross developed and undeveloped acreage.

      Gross Acreage           Held by Production     Not Held by Production
      -------------           ------------------     ----------------------

      Oklahoma                       2,080                       -
      Wyoming                          640                   3,180
      Kansas                           120                   1,230
      Kentucky                      23,000                       -

      Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      Energas does not own any Overriding Royalty Interests.

     Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Drilling
title  opinions  are  generally   prepared   before   commencement  of  drilling
operations.

      The following table sets forth Energas' net production of oil and gas, average sales prices and average production costs during the periods presented:

                                Year Ended January 31,
                            ----------------------------       Six Months Ended
Production Data:            2002         2003       2004        July 31, 2004
                            ----         ----       ----        ---------------

Production - Oil (Bbls)      498          403        950              6,031
Gas (Mcf)                 29,234       30,683    143,616            119,434
Average sales price -
Oil (Bbls)              $  19.65      $ 26.08   $  28.62           $  33.43
Gas (Mcf)               $   3.24      $  3.44   $   4.86           $   5.20
Average production
    costs per BOE       $   2.93      $  4.79   $   3.74           $   3.61

      Production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

      Energas is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, Energas has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

      Below are estimates of Energas' net Proved Reserves and the present value of estimated future net revenues from such Reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No.
69). The standardized measure of discounted future net cash flows is determined by using estimated quantities of Proved Reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is priced at period-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.
                                              January 31,
                             -------------------------------------------------
                                2002               2003               2004
                             -----------     --------------     --------------
                             Oil     Gas      Oil       Gas     Oil       Gas
                           (Bbls)   (Mcf)    (Bbls)    (Mcf)   (Bbls)    (Mcf)

Proved reserves             6,842  713,262   3,761   597,773   73,790  4,394,959
Estimated future net cash
 flows from proved oil and
 gas reserves                $1,338,106       $2,147,220         $12,908,072

Present value of future net
  cash flows from proved
  oil and gas reserves         $493,982         $891,410          $5,510,762

      In August 2003 Energas acquired 31 producing gas wells, approximately 28 miles of pipeline, two compressor stations and approximately 23,000 leased and 8,500 optioned acres. All of the acquired properties are located in the Appalachian Basin of Eastern Kentucky. As of January 31,2004 the present value of the future cash flows attributable to the properties in Kentucky was $4,398,221 ($2,800,981 in Proved Developed Reserves and $1,597,240 in Proved Undeveloped Reserves).

      Energas' Proved Reserves include only those amounts which Energas reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Proved Reserves.

      In general, the volume of production from natural gas and oil properties owned by Energas declines as reserves are depleted. Except to the extent Energas acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Energas will decline as reserves are produced. Volumes generated from future activities of Energas are therefore highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

GOVERNMENT REGULATION

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which Energas operated impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

      Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas. Because "first sales" include typical wellhead sales by producers, all natural gas produced from Energas' natural gas properties is sold at market prices, subject to the terms of any private contracts which may be in effect. The FERC's jurisdiction over natural gas transportation is not affected by the Decontrol Act.

     Energas' sales of natural gas will be affected by intrastate and interstate gas transportation regulation. Beginning in 1985, the FERC adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes are intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of natural gas to the primary role of gas transporters. All natural gas marketing by the pipelines is required to divest to a marketing affiliate, which operates separately from the transporter and in direct competition with all other merchants. As a result of the various omnibus rulemaking proceedings in the late 1980s and the individual pipeline restructuring proceedings of the early to mid-1990s, the interstate pipelines must provide open and nondiscriminatory transportation and transportation-related services to all producers, natural gas marketing companies, local distribution companies, industrial end users and other customers seeking service. Through similar orders affecting intrastate pipelines that provide similar interstate services, the FERC expanded the impact of open access regulations to intrastate commerce.

      More recently, the FERC has pursued other policy initiatives that have affected natural gas marketing. Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transportation information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market. Energas does not know what effect the FERC's other activities will have on the access to markets, the fostering of competition and the cost of doing business.

      As a result of these changes, sellers and buyers of natural gas have gained direct access to the particular pipeline services they need and are better able to conduct business with a larger number of counter parties. Energas believes these changes generally have improved the access to markets for natural gas while, at the same time, substantially increasing competition in the natural gas marketplace. Energas cannot predict what new or different regulations the FERC and other regulatory agencies may adopt or what effect subsequent regulations may have on production and marketing of natural gas from Energas' properties.

      In the past, Congress has been very active in the area of natural gas regulation. However, as discussed above, the more recent trend has been in favor of deregulation and the promotion of competition in the natural gas industry. Thus, in addition to "first sales" deregulation, Congress also repealed incremental pricing requirements and natural gas use restraints previously applicable. There are other legislative proposals pending in the Federal and State legislatures which, if enacted, would significantly affect the petroleum industry. At the present time, it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, these proposals might have on the production and marketing of natural gas by Energas. Similarly, and despite the trend toward federal deregulation of the natural gas industry, whether or to what extent that trend will continue or what the ultimate effect will be on the production and marketing of natural gas by Energas cannot be predicted.

     Energas' sales of oil and natural gas liquids are not regulated and are at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines. Effective as of January 1, 1995, the FERC implemented regulations generally grandfathering all previously approved interstate transportation rates and establishing an indexing system for those rates by which adjustments are made annually based on the rate of inflation, subject to certain conditions and limitations. These regulations may tend to increase the cost of transporting oil and natural gas liquids by interstate pipeline, although the annual adjustments may result in decreased rates in a given year. These regulations have generally been approved on judicial review. Every five years, the FERC will examine the relationship between the annual change in the applicable index and the actual cost changes experienced by the oil pipeline industry. Energas is not able to predict with certainty what effect, if any, these relatively new federal regulations or the periodic review of the index by the FERC will have on Energas.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Energas' oil and natural gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Energas' properties. The federal and state regulatory burden on the oil and natural gas industry increases Energas' cost of doing business and affects its profitability. Because these rules and regulations are amended or reinterpreted frequently, Energas is unable to predict the future cost or impact of complying with those laws.

COMPETITION AND MARKETING

      Energas is faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records. Energas may be at a competitive disadvantage in acquiring oil and gas prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Energas depends upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Energas' ability expeditiously to drill, complete, recomplete and work-over its wells. However, Energas has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

     Energas does not refine or otherwise process crude oil and condensate production. Substantially all of the crude oil and condensate production of Energas' wells are sold at posted prices under short-term contracts, which is customary in the industry.

      The market for oil and gas is dependent upon a number of factors beyond Energas' control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas, primarily from Canada, have occurred and are expected to continue. Such imports may adversely affect the market for domestic natural gas.

      Since the early 1970's the market price for crude oil has been significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Energas is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas produced and sold from Energas' wells.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

GENERAL

      Energas has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceedings. Since Energas is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Energas does not have any patents, trade-marks, or labor contracts. With the exception of Energas' oil and gas leases, Energas does not have any licenses, franchises, concessions or royalty agreements. Backlog is not material to an understanding of Energas' business. Energas' business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

      As of August 31, 2004, Energas employed eight people whose functions were associated with management, engineering, geology, land and legal, accounting, financial planning and administration.

     Energas' offices are located at 800 Northeast 63rd Street, Oklahoma City, Oklahoma. The 4,800 square feet of office space is occupied under an unwritten lease, on a month-to-month basis, requiring rental payments of $3,800 per month. The building is owned by George G. Shaw, Energas' President and a Director.

                                   Management

      The following table sets forth information with respect to each of Energas' executive officers and directors. Energas' directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Energa's executive officers are elected by our board of directors and serve at its discretion.

Name                         Age        Position

George G. Shaw               74         President and Chairman of the Board
G. Scott Shaw                33         Vice President, Secretary and a Director
David W. Young               54         Chief Financial Officer and a Director

     The following is a brief description of the business background of Energas' executive officers and directors:

     GEORGE G. SHAW is the President and Chairman of the Board of directors of Energas and has held these positions since July 1991. Mr. Shaw is the President of Energas Corporation and Energas Pipeline Co., Inc., both privately held companies engaged in oil and gas exploration and gas gathering. Mr. Shaw is the father of G. Scott Shaw.

      G. SCOTT SHAW is the Vice President and a director of Energas and has held these positions since August 1996. Mr. Shaw became Energas' Secretary in April 2003. Mr. Shaw graduated from Oklahoma State University in 1993 with a Bachelor of Science degree in Biology. Mr. Shaw is the son of George G. Shaw.

     DAVID W. YOUNG has held the position of Chief Financial Officer of Energas since April 1995. Mr. Young has been a director of Energas since August 2001. Mr. Young is a practicing accountant and was graduated from the University of Central Oklahoma in 1975, with a B.B.S. in accounting.

     Energas does not have a compensation committee. Energas' Board of Directors serves as Energas' Audit Committee. David W. Young is the director serving as Energas' financial expert. Since Mr. Young is an officer and director of Energas, Mr. Young is not independent as that term is defined Section 121(A) of the Listing Standards of the American Stock Exchange. Mr. Young is a certified public accountant and since 1981 Mr. Young has had his own public accounting firm.

     Energas has adopted a Code of Ethics which is applicable to Energas' principal executive, financial, and accounting officers and persons performing similar functions. The Code of Ethics is available on Energas' website located at www.energasresources.com

Executive Compensation.

      The following table sets forth the compensation during the years ended January 31, 2004, 2002 and 2001, paid or accrued, to George G. Shaw, Energas' President during those years. None of Energas' executive officers received compensation in excess of $100,000 during the three years ended January 31, 2004.

                                                                     Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    Common Stock
                              Year Ended    Annual Compensation      Underlying
Name and Principal Position   January 31,  Salary (2)  Bonus (3)      Options
---------------------------   -----------  ----------  --------     ------------

George G. Shaw, President        2004      $36,000
                                 2003      $33,000       --             --
                                 2002      $33,000       --             --

(1) The named executive officer received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for the named executive officer during the year.
(2) Dollar value of base salary (both cash and non-cash) earned during the year.
(3)  Dollar value of bonus (both cash and non-cash) earned during the year.

      The following shows the amounts which Energas expects to pay to its officers during the twelve month period ending January 31, 2005, and the time which Energas' executive officers plan to devote to Energas' business. Energas does not have employment agreements with any of its officers.

                                Proposed                Time to Be Devoted
Name                          Compensation            To Company's Business

George G. Shaw                   $60,000                      100%
G. Scott Shaw                    $48,000                      100%
David W. Young                   $24,000                       30%

      Energas does not have any employment agreements with its officers or employees. Energas does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

STOCK OPTION AND BONUS PLANS

     Incentive Stock Option Plan. Energas' Incentive Stock Option Plan authorizes the issuance of up to 2,000,000 shares of Energas' common stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

The option exercise price is determined by Energas' Board of Directors but cannot be less than the market price of Energas' common stock on the date the option is granted.

      Non-Qualified Stock Option Plan. Energas' Non-Qualified Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Energas' common stock to persons that exercise options granted pursuant to the Plans. Energas' employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by Energas' Board of Directors.

      Stock Bonus Plan. Energas' Stock Bonus Plan allows for the issuance of up to 4,000,000 shares of common stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, Energas' employees, directors, officers, consultants and advisors are eligible to receive a grant of Energas shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company's Incentive and Non-Qualified Stock Option Plans as of December 31, 2003. Energas' Incentive and Non-Qualified Stock Option Plans were not approved by Energas' shareholders.

                                                          Number of Securities
                                                           Remaining Available
                          Number                           For Future Issuance
                       of Securities                          Under Equity
                       to be Issued    Weighted-Average    Compensation Plans
                       Upon Exercise  Exercise Price of   (Excluding Securities
                      of Outstanding   of Outstanding         Reflected in
Plan Category          Options  [a]       Options              Column (a))
------------------------------------------------------------------------------

Incentive Stock                --              --              2,000,000
   Option Plan

Non-Qualified Stock
  Option Plan             250,000           $0.32                750,000

   The following table shows certain information as of August 31, 2004 concerning the stock options and stock bonuses granted by Energas pursuant to the Plans. Each option represents the right to purchase one share of Energas' common stock.

                                 Total      Shares                   Remaining
                                Shares   Reserved for    Shares       Options/
                               Reserved   Outstanding   Issued As     Shares
Name of Plan                 Under Plans   Options     Stock Bonus   Under Plans
------------                 ----------- ------------  ----------   -----------

Incentive Stock Option Plan   2,000,000          --          --      2,000,000

Non-Qualified Stock Option
 Plan                         1,000,000     250,000          --        750,000
Stock Bonus Plan              4,000,000          --   1,270,000      2,730,000


     The following table summarizes the options and stock bonuses granted pursuant to the Plans as of August 31, 2004: Incentive Stock Options

                                                                    Options
           Shares Subject  Exercise    Date of    Expiration     Exercised as of
             To Option       Price      Grant   Date of Option   August 31, 2004
            -------------   ---------  -------  --------------   ---------------

                                   None

Non-Qualified Stock Options

                                                           Options
           Shares Subject  Exercise    Date of    Expiration     Exercised as of
             To Option       Price      Grant   Date of Option   August 31, 2004
            -------------   ---------  -------  --------------   ---------------

               250,000        $0.32    6-30-03      7-15-05            --

Stock Bonuses

                         Shares Issued
     Name               as Stock Bonus          Date Issued

Taylor Dillard              350,000              10/30/03
Hiram Kelly                 350,000              10/30/03
Sherman Formhals            100,000              10/30/03
David Young                 100,000              10/30/03
Jerry Parry                 100,000              10/30/03
George Shaw                 100,000              10/30/03
Scott Shaw                  100,000              10/30/03
Vicki Webb                   30,000              10/30/03
Patricia Harris              20,000              10/30/03
Ronnie Webb                  20,000              10/30/03
                        -----------
                          1,270,000

Other Warrants and Convertible Securities

   See the "Comparative Share Data" section of this prospectus for information concerning other outstanding options and warrants.

Transactions With Related Parties

     In September 2003 Energas agreed to sell 2,000,000 shares of its common stock to Terry Tyson, now a principal shareholder of Energas, for $0.15 a share. For each share purchased Energas agreed to issue one warrant to Mr. Tyson. For each warrant exercised, Energas agreed to issue a second warrant to Mr. Tyson. Each warrant entitles Mr. Tyson to purchase one share of Energas' common stock at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004. All warrants will expire on September 30, 2005. As of August 31, 2004 Mr. Tyson had purchased 2,000,000 shares from Energas, had exercised 2,000,000 warrants and accordingly received warrants to purchase an additional 2,000,000 shares of Energas' common stock. Between June and May 2004 Mr. Tyson purchased additional shares of Energas' common stock in open market transactions or from other shareholders in privately negotiated transactions.

      During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas'common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days. Terry Tyson purchased 600,000 shares of common stock and 600,000 warrants in this offering. The 600,000 shares purchased by Mr. Tyson, as well as the 600,000 shares issuable upon the warrants, are being registered for public sale by means of this prospectus. See "Selling Shareholders".

                             PRINCIPAL SHAREHOLDERS

      The following table shows the ownership of the common stock of Energas as of August 31, 2004 by (i) each person who is known to Energas to be the beneficial owner of more than 5% Energas' common stock, (ii) each director and executive officer of Energas, and (iii) all executive officers and directors of Energas as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships among the executive officers and directors of Energas, except that George G. Shaw is the father of G. Scott Shaw. For purposes of the table, the number of shares and percent of ownership of the common stock that the named person beneficially owns includes shares that the person has the right to acquire on or before November 30, 2004 from the exercise of stock options or otherwise.

                                               Shares            Percent of
                                            Beneficially        Outstanding
Name and address                               Owned               Shares
----------------                            ------------        -------------

George G. Shaw
Third Floor, 800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105                6,896,956 (1)          15.7%

G. Scott Shaw
800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105                  463,780              1.00%

David W. Young
800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105                       --                 --

Terry R. and Marguerite S. Tyson
16250 County Rd. U
Lipscomb, TX  79056-6304                     8,948,800 (2)          19.3%

Clare LLC
401 South LaSalle, Suite 302
Chicago, Illinois 60605                             --                 --

Executive Officers and Directors
 as a group(three persons)                   7,360,763              16.7%

(1) Includes (i) 2,024,916 shares held by Energas Corporation of which 1,759,680 of these shares are subject to a time-release escrow agreement, and (ii) 3,460,320 shares held by Energas Pipeline Co., Inc. are subject to a time-based escrow agreement and (iii) 1,585,000 shares of common stock held by Mr. Shaw. The shares held under the escrow agreements will be released from escrow in 12 six month installments commencing on March 21, 2002 (initially four installments of 290,000 shares of common stock followed by eight installments of 580,000 shares of common stock). Mr. Shaw controls Energas Corporation and Energas Pipeline Co., Inc.

(2)  Includes:

     o 2,000,000 shares issuable upon the exercise of warrants. The warrants are exercisable at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004 and before October 1, 2005 ;
     o 600,000 shares issuable upon the exercise of warrants. The warrants are exercisable at a price of $0.50 per share at any time prior to January 31, 2006.

                         EQUITY LINE OF CREDIT AGREEMENT
Overview

      On September 20, 2004, Energas entered into an equity line of credit agreement with Dutchess Private Equities Fund II, L.P. in order to provide a possible source of funding for Energas. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Dutchess Private Equities has agreed to provide Energas with up to $10,000,000 of funding during the thirty-six month period following the date of this prospectus. During this thirty-six month period, Energas may request a drawdown under the equity line of credit by selling shares of its common stock to Dutchess Private Equities and Dutchess Private Equities will be obligated to purchase the shares. Energas is under no obligation to request any drawdowns under the equity line of credit.

      Upon the signing of the Equity Line of Credit Agreement Energas paid $5,000 to Dutchess Private Equities for its legal expenses relating to the equity line of credit.

      Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

      Energas may request a drawdown by faxing a drawdown notice to Dutchess Private Equities, stating the amount of the drawdown.

      The amount that Energas can request in any drawdown notice is, at its election, either:

     o up to 200% of the average daily volume of Energas' common stock for the ten trading days prior to the date of the drawdown notice multiplied by the average of the three daily closing bid prices for Energas' common stock immediately preceding the date of the drawdown notice; or

     o    $50,000;

provided that Energas may not request more than $1,000,00 in any single drawdown.

      On the day of the drawdown notice, a pricing period of five trading days will begin. At the end of the pricing period Dutchess Private Equities will purchase from Energas that number of share determined by dividing the lesser of:

     o    the amount set forth in the drawdown notice, or
     o an amount equal to 20% of the total number of Energas' shares traded during the pricing period multiplied by the lowest closing bid price of Energas' common stock during the pricing period by ninety-five percent (95%) of the lowest closing bid price of Energas' common stock during the pricing period.

      However, if any closing bid price of Energas' common stock during the pricing period is less than ninety percent (90%) of the average closing bid price of Energas' common stock during the ten trading days prior to the date of the drawdown notice, Energas may elect, by sending written notice to Dutchess Private Equities, to withdraw the drawdown, in which case no shares will be sold during the pricing period.

      Using the formula contained in the equity line of credit agreement, if Energas had requested a drawdown on September 15, 2004, the maximum amount Energas could draw down during the pricing period days would have been approximately $89,000. Based upon the price of Energas' common stock during the pricing period, Energas would have sold 191,192 shares of its common stock to Dutchess Private Equities and would have received approximately $89,000 from the sale of these shares.

      Energas may request drawdowns every seven trading days but only if the shares sold during the prior pricing period have been paid for and issued.

Payment for Shares Issued

      The shares purchased during the pricing period will be issued and paid for no later than the 7th trading day following the date of the drawdown notice.

Restrictions on Future Financings

      During the term of the equity line of credit agreement, Energas has agreed not to enter into similar equity line agreements with any third party.

Suspension of the Equity Line of Credit Agreement

      The Equity Line of Credit Agreement will be the suspended upon any of the following events, and will remain suspended until the event is rectified:

     o the trading of Energas' common stock is suspended by the SEC or the NASD for a period of five consecutive trading days;

     o    Energas' common stock ceases to be registered under the 1934 Act.

     o Energas' common stock is de-listed from the OTC Bulletin Board unless the de-listing is in connection with Energas' subsequent listing of its common stock on the NASDAQ SmallCap Market or the American Stock Exchange.

Indemnification

      Dutchess Private Equities is entitled to customary indemnification from Energas for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement and this prospectus, except as they relate to information Dutchess Private Equities supplied to Energas for inclusion in the registration statement and prospectus.

                               SELLING SHAREHOLDER

      This prospectus relates to sales of Energas' common stock by Dutchess Private Equities Fund. Dutchess Private Equities may purchase shares of Energas' common stock under an equity line of credit agreement. Dutchess Private Equities is sometimes referred to in this prospectus as the selling shareholder.

      Energas will not receive any proceeds from the sale of the shares by Dutchess Private Equities. Dutchess Private Equities may resell the shares it acquires by means of this prospectus from time to time in the public market. The costs of registering the shares offered by Dutchess Private Equities is being paid by Energas. Dutchess Private Equities will pay all other costs related to the sale of its shares.

      The following table shows the shares which are being offered for sale by Dutchess Private Equities.

                                                                      Share
                                   Shares       Shares to Be        Ownership
                                 Presently      Sold in this          After
Name                               Owned          Offering           Offering

Dutchess Private Equities
  Fund II, L.P.                      --             (1)                  --

(1) The number of shares to be sold by the Dutchess Private Equities in this offering will vary from time-to-time and will depend upon the number of shares purchased from Energas pursuant to the terms of the Equity Line of Credit Agreement.

      Dutchess Private Equities is a private investment fund. Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC which is the general partner of the fund. Dutchess Capital Management LLC has voting and investment power over the securities held by the Dutchess Private Equities.

Manner of Sale.

      The shares of common stock owned, or which may be acquired, by Dutchess Private Equities may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by Dutchess Private Equities may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Dutchess Private Equities in amounts to be negotiated.

      Dutchess Private Equities is an "underwriter" and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Energas has agreed to indemnify Dutchess Private Equities and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     Energas has advised Dutchess Private Equities that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Energas has also advised Dutchess Private Equities that in the event of a "distribution" of its shares Dutchess Private Equities, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Energas has also advised Dutchess Private Equities that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Grant of Registration Rights

   Energas granted registration rights to Dutchess Private Equities to enable it to sell the common stock it may acquire under the equity line of credit agreement. Notwithstanding these registration rights, Energas has no obligation:

     o to assist or cooperate with Dutchess Private Equities in the offering or disposition of its shares;

     o to obtain a commitment from an underwriter relative to the sale of any the shares; or

     o    to include the shares within any underwritten offering.

      The registration rights agreement with Dutchess Private Equities permits Energas to restrict the resale of the shares Dutchess Private Equities has purchased under the equity line of credit agreement for a period of time sufficient to permit Energas to amend or supplement this prospectus to include material information.

      If the shares to be sold by Energas to Dutchess Private Equities during any pricing period become restricted or are no longer freely tradeable for any reason, and after the applicable closing date Dutchess Private Equities is required to purchase shares of Energas' common stock in order to deliver the Energas shares sold by Dutchess, Energas will pay to Dutchess the amount equal to the excess, if any, of the total purchase price (including brokerage commissions, if any) paid by Dutchess for the shares it purchased over the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the shares.

                            DESCRIPTION OF SECURITIES

Common Stock

     Energas is authorized to issue 100,000 shares of common stock, of which 44,063,001 shares were outstanding on August 31, 2004. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available for dividends, and, in the event of liquidation, to share pro rata in any distribution of Energas' assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until Energas earns significant profits.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Energas. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Warrants and Convertible Notes

      See the "Comparative Data" section of this prospectus for information concerning outstanding warrants and convertible notes.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number  (303) 282-5800

                                LEGAL PROCEEDINGS

      Energas is not involved in any pending legal proceedings and to the knowledge of Energas no legal proceedings are threatened.

                                     EXPERTS

      The financial statements included in this prospectus for the years ended January 31, 2004 and 2003 have been so incorporated in reliance on the report of Russel & Atkins, PLC, independent accountants, given on authority of said firm as experts in auditing and accounting.

     Effective January 24, 2002 Energas retained Spicer, Jefferies & Co. ("Spicer") to act as Energas' independent certified public accountant. In this regard Spicer replaced Bedford Curry & Co. which audited Energas' financial statements for the fiscal years ended January 31, 2001, 2000 and 1999. The report of Bedford Curry for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of Bedford Curry for these fiscal years was qualified with respect to uncertainty as to Energas' ability to continue as a going concern. During Energas' three most recent fiscal years and the subsequent interim period ended January 24, 2002 there were no disagreements with Bedford Curry on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Bedford Curry would have caused it to make reference to such disagreements in its reports.

      Bedford Curry is based in Vancouver, British Columbia. Energas dismissed Bedford Curry due to rules of the Securities and Exchange Commission which require Energas' financial statements to be audited by accountants that are based in the United States. Energas has authorized Bedford Curry to discuss any matter relating to Energas and its operations with Spicer.

      The change in Energas' auditors was recommended and approved by Energas' board of directors.

      During the two fiscal years ended January 31, 2001 and subsequent interim period ended January 24, 2002, Energas did not consult with Spicer regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Energas' financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective April 8, 2004 Spicer Jeffries LLP resigned as Energas' independent accountants as a result of the decision by Spicer Jeffries to discontinue its auditing practice for publicly traded corporations. Spicer Jeffries audited Energas' financial statements for the fiscal years ended January 31, 2003, 2002 and 2001. The reports of Spicer Jeffries for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the reports of Spicer Jeffries for these fiscal years was qualified with respect to uncertainty as to Energas' ability to continue as a going concern. During Energas' two most recent fiscal years and subsequent interim period ended April 8, 2004 there were no disagreements with Spicer Jeffries on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Spicer Jeffries would have caused it to make reference to such disagreements in its reports.

      On April 14, 2004 Energas retained Russell & Atkins, PLC to act as Energas' independent certified public accountants. The change in Energas' auditors was recommended and approved by the board of directors of Energas.

      During the two most recent fiscal years and subsequent interim period ending April 14, 2004 Energas did not consult with Russel & Atkins regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Energas' financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                 INDEMNIFICATION

     The Bylaws of Energas authorize Energas to indemnify a director, officer, employee or agent of Energas against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Energas who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Energas pursuant to the foregoing provisions, Energas has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      Energas is subject to the information requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Energas can be inspected at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the public reference facility at prescribed rates. Certain information concerning Energas is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Energas has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                                    GLOSSARY

     The following terms are used in this prospectus:

     BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

     BOE. Equivalent barrels of oil, using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     BTU. A British thermal unit which is the amount of heat required to raise the temperature of one avoirdupois pound of pure water form 58.5 degrees to 59.5 degrees Fahrenheit under standard conditions.

     DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     DEVELOPMENT WELL. A well drilled as an additional well to the same reservoir as other producing wells on a Lease, or drilled on an offset Lease not more than one location away from a well producing from the same reservoir.

     EXPLORATORY WELL. A well drilled in search of a new undiscovered pool of oil or gas, or to extend the known limits of a field under development.

     GROSS ACRES OR WELLS. A well or acre in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

     LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. Energas is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

     MCF. One thousand cubic feet.

     NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

     OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

     PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities, to which Producing Reserves have been assigned. Interests in a property may include Working Interests, production payments, Royalty Interests and other non-working interests.

     PRODUCING RESERVES. Proved Developed Reserves expected to be produced from existing completion intervals open for production in existing wells.

     PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

     PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery may be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

   (iii) Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves", (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (c) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

     PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of Operating Costs.

     UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

     WORKING INTEREST. The operating interest under a Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all Royalty Interests and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

ENERGAS RESOURCES, INC.

                              FINANCIAL STATEMENTS

                                JANUARY 31, 2004

                              RUSSELL & ATKINS, PLC
                                                     5809 North Grand, Suite D
Dennis Atkins                                        Oklahoma City, OK  73118
Casey Russell                                        Telephone: (405) 607-8743
Member SEC                                           Fax: (405) 607-8744
Practice Section                                     E-mail: HARCPAS@hotmail.com
-------------------------------------------------------------------------------

To the Board of Directors
Energas Resources, Inc.

We have audited the consolidated balance sheets of Energas Resources, Inc. as of January 31, 2004 and 2003 and the consolidated statements of operations, stockholders' (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Energas Resources, Inc. as of January 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated sufficient cash flows from operations and has suffered operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in this regard are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Russell & Atkins, PLC

Oklahoma City, Oklahoma
May 17, 2004

                             ENERGAS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEETS
                            January 31, 2004 and 2003

                                         FYE 2004            FYE 2003
                                         --------            --------
                  Assets

Cash and Cash Equivalents                  77,309              21,383
Accounts Receivable                       152,330                 700
                                          -------              ------
             Total Current Assets         229,639              22,083

Property and Equipment, Net (Note 3)    3,855,492             505,595
                                        ---------             -------
             Total Assets             $ 4,085,131           $ 527,678
                                      ===========           =========

                  Liabilities and Stockholders' (Deficit)

Accounts Payable and Accrued Expenses     369,298             270,002
Note Payable                               13,492                  --
Due to Related Parties and Shareholders
    (Note 7)                            1,066,737           1,007,404
Investor Advance                          373,915             168,000
Current Portion of Long Term Debt         157,391              34,542
                                        ---------           ---------
           Total Current Liabilities    1,980,833          1,479,948

Long-Term Debt Less Current Portion     2,950,375                 --
                                       ----------          ---------
             Total Liabilities          4,931,208          1,479,948


                     Stockholders' (Deficit)

Commons Stock, $.001 Par Value
   100,000,000 Shares Authorized
   and 33,163,001 and  26,143,00
   shares issued and outstanding           33,163            26,143
Additional Paid in Capital              8,644,157         7,621,777
Deficit                                (9,523,397)       (8,600,190)
                                     ------------       -----------
   Total Stockholders' (Deficit)         (846,077)         (952,270)
                                     ------------       -----------

   Total Liabilities and
    Stockholders' Deficit             $ 4,085,131       $   527,678
                                      ===========       ===========




The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
            As of and for the Years Ending January 31, 2004 and 2003


                                          FYE 2004             FYE 2003
                    Revenues

Oil and Gas Sales                   $     296,657          $    116,031
Pipeline Revenues                          15,365                15,808
Gain from Debt Refinancing                      -                10,904
                                    -------------          ------------
   Total Revenues                   $     312,022          $   142,743

                    Expenses
Salaries and Benefits                     393,862              254,567
Depreciation and Depletion                 36,701               30,885
Legal and Accounting                      143,602               86,637
Rent                                       45,600               61,803
Oil and Gas Production                    151,454               26,544
Consulting                                246,721               32,682
Office and General                         41,668               28,622
Travel and Promotion                          359               16,530
Telephone                                  16,477               17,924
Regulatory Fees                             3,537                6,952
Pipeline Costs                              3,000               20,793
Interest Expense                          152,248               45,596
                                       ----------            ---------
   Total Expenses                       1,235,229              629,535
                                       ----------            ---------

Net Loss                              $  (923,207)          $ (486,792)
                                      ===========           ==========

Loss Per Share - Basic and Diluted    $     (0.03)          $    (0.02)
                                      ===========           ==========

Weighted Average Shares Outstanding    28,667,028           26,143,001
                                      ===========           ==========




The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            As of and for the Years Ending January 31, 2004 and 2003

                                                      FYE 2004         FYE 2003
Cash Flows From Operating Activities
Net Loss From Operating Activities                    (923,207)       (486,792)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
   Depreciation and Depletion                           36,701          30,885
   Amortization of discount and debt issuance costs                      2,444
   Gain on settlement of past due note payable                         (10,904)
   Stock Paid for Consulting                           50,000
   Employee Bonus and Stock Bonus                     279,400
   Stock Issued for Debt                              100,000
   Interest Capitalized                               107,766
(Increase) Decrease in Accounts Receivable           (151,630)           6,092
   Prepaid Expenses                                                        214
   Other Assets                                         4,000
Increase (Decrease) in  Accounts Payable
  and Accrued Expenses                                 53,165           89,526
                                                   ----------       ----------
      Net Cash Flows From Operating Activities       (447,805)        (364,535)

Cash Flows From Financing Activities
Increase (Decrease) in Due to Related Party
  and Stockholders                                    55,450           272,544
Payments on Notes Payable                                 --           (25,458)
Sale of Common Stock                               1,002,878
Proceeds From Investor Advance                      (168,000)          168,000
                                                  ----------         ---------
  Net Cash Provided (Used) by Financing Activities   890,328           415,086

Cash Flows From Investing Activities
Purchase of Property and Equipment                  (386,597)          (31,222)
                                                   ---------          --------
  Net Cash Provided (Used) in Investing Activities  (386,597)          (31,222)
                                                   ---------         ---------

Increase (Decrease) in Cash
Cash at Beginning of Year                             55,926            19,329
Cash at End of Year                                   21,383             2,054
                                                ------------      ------------
                                                 $    77,309      $     21,383
                                                ============      ============
Supplemental Information:
   Interest Paid in Cash                                  --
   Income Taxes Paid in Cash                              --
Non-Cash Transactions:
   Stock Issued for Consulting and Employee
      Compensation and Bonuses                       329,400
   Stock Issued to Settle Debt Obligations           100,000
   Interest Expense Added to the Pincipal
      Balance of Long Term Debt                      107,765
   Settlement of Accrued Interest for Note Payable                      10,000
                                                     -------        ----------
                                                   $ 537,165        $   10,000
                                                   =========        ==========

The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
            As of and for the Years Ending January 31, 2004 and 2003



                                     Common Stock       Additional
                                  ------------------     Paid in    Accumulated
                                  Shares      Amount     Capital      Deficit
                                  ------      ------   ----------   ----------

  Balances, January 31, 2002    26,143,001     26,143   7,621,777   (8,113,398)

Net Loss                                                              (486,792)
                                ----------   --------   ---------   ----------

  Balances, January 31, 2003    26,143,001     26,143   7,621,777   (8,600,190)

Stock issued for consulting
    (4/9/03 @ $.10 per share)      500,000        500      49,500
Private Placement
    (6/30/03 @$.05 per share)    1,000,000      1,000      49,000
Private Placement
     (9/10/03 @$.15 per share)   2,000,000      2,000     298,000
Settlement of debt for stock
     (9/29/03 @ $.10 per share)  1,000,000      1,000      99,000
Stock bonus (10/16/03 @ $.22
  per share)                       700,000        700     153,300
Employee stock plan
     (10/16/03 @ $.22 per share)   570,000        570     124,830
Exercise of stock warrants
     (1/31/04 @ $.20 per share)  1,250,000      1,250     248,750

Net Loss                                                              (923,207)
                                 ----------   --------   ---------   ----------
Balances, January 31, 2004     $ 33,163,001   $ 33,163  $8,644,157  $(9,523,397)
                               ============   ========  ==========  ===========











The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                      SUPPLEMENTAL INFORMATION (UNAUDITED)
                      Years Ended January 31, 2004 and 2003


Capitalized Costs Relating to Oil and
  Gas Producing Activities at January 31,      2004            2003
                                              -----           -----

Unproved oil and gas properties             $234,093         $234,093
Proved oil and gas properties              3,673,141          337,341
                                           ---------        ---------
                                           3,907,234          571,434
Less accumulated depreciation, depletion,
   amortization and impairment              (103,668)         (72,783)
                                           ---------         --------

Net capitalized costs                     $3,803,566         $498,651
                                          ==========         ========

Costs Incurred in Oil and Gas Producing
  Activities For the Year Ended January 31,    2004              2003
                                              -----             -----
Property acquisition costs
    Proved                                $3,000,000               --
    Unproved                                      --          $29,880

Exploration costs                           $490,000               --

Development costs                           $430,000               --

Amortization rate per equivalent barrel
  of production                             $   4.51          $  4.57

Results of Operations for Oil and Gas
   Producing Activities For the Year
   Ended January 31,                           2004             2003
                                             -------           -----

Oil and gas sales                           $296,657         $116,031
Gain on sale of oil and gas properties            --               --
Gain on sale of oil and gas leases                --               --
Production costs                            (315,109)         (26,544)
Exploration expenses                              --               --
Depreciation, depletion, and amortization    (30,885)         (25,211)
                                           ---------         --------
                                             (49,337)          64,276
Income tax expense                                --               --
                                           ---------         --------

Results of Operations for Oil and Gas
  Producing Activities (excluding
  corporate overhead and financing costs)   ($49,337)         $64,276
                                           =========          =======



The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                      SUPPLEMENTAL INFORMATION (UNAUDITED)
                      Years Ended January 31, 2004 and 2003


                                             2004                  2003
                                      -----------------    --------------------
                                         Oil        Gas         Oil        Gas
                                      (Bbls)       (Mcf)      (Bbls)      (Mcf)

Proved developed and undeveloped
   reserves
     Beginning of year                 3,761      597,773      6,842    713,262
     Revisions of previous estimates                         (2,678)    (84,806)
     Improved recovery                 5,714            -          -          -
     Purchase of minerals in place    65,265    3,940,802          -          -
     Extensions and discoveries            -            -          -          -
     Production                         (950)    (143,616)      (403)   (30,683)
     Sales of minerals in place            -            -          -          -
                                    --------    ---------    -------    -------
End of year                           73,790    4,394,959      3,761    597,773
                                     =======    =========      =====    =======

Proved developed reserves
     Beginning of year                 3,761      597,773      6,842    713,262
     End of year                      32,764    2,241,709      3,761    597,773

                                                           2004           2003
                                                           ----           ----
Standardized Measure of Discounted Future
  Net Cash Flows-
     Future cash inflows                               $21,092,100   $2,976,046
     Future production costs                            (6,847,028)    (828,826)
     Future development costs                           (1,337,000)           -
     Future income tax expenses                                  -            -
                                                        ----------   ----------
     Future net cash flows                              12,908,072    2,147,220
        10% annual discount for estimated timing
        of cash flows                                   (7,397,310)  (1,255,810)
Standardized measures of discounted future net cash
   flows relating to proved oil and gas reserves        $5,510,762     $891,410
                                                        ==========    =========









The accompanying notes are an integral part of these financial statements.

                             ENERGAS RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED JANUARY 31, 2004 AND 2003

NOTE 1 - NATURE OF OPERATIONS

Energas Resources, Inc. was originally incorporated in 1989 in British Columbia, Canada as a public company listed on the Canadian Venture Exchange. In 2001, the Company registered as a Delaware corporation becoming a United States domestic corporation. In 2002, its registration statement filed with the Securities and Exchange Commission became effective and its stock is traded in the Over the Counter (OTC) market.

The Company is primarily engaged in the operation, development, production, exploration and acquisition of petroleum and natural gas properties in the United States through its wholly-owned subsidiary, A.T. Gas Gathering Systems, Inc., an Oklahoma corporation ("AT Gas"). AT Gas owns a natural gas gathering system, located in Oklahoma, which serves the Company's wells for delivery to a mainline transmission system. All of the Company's oil and gas property interests are leased.

Although the Company has taken steps to verify title to resource properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company's title. Property title may be subject to unregistered prior agreements and title may be affected by undetected defects.

On August 1, 2003, the Company entered into agreements to acquire producing oil and gas properties located in Kentucky from three private corporations in exchange for $3,000,000 in convertible notes. All properties were initially transferred into TGC, Inc. ("TGC") (a Kentucky corporation) and 100% of the outstanding shares of TGC were subsequently transferred into Energas Resources, Inc. The notes are convertible at a rate of one share of common stock for each $1.00 of principal converted. The properties consist of 31 producing wells, approximately 28 miles of pipeline, two compressor stations and approximately 23,000 leased and 8,500 optioned acres.

The Company is in the process of acquiring and developing petroleum and natural gas properties with adequate production and reserves to operate profitability. As of January 31, 2004, it had a working capital deficiency of $1,643,426 and incurred an operating loss of $1,086,862 for the year then ended. The Company's ability to continue as a going concern is dependent upon obtaining financing and achieving profitable levels of operations. The Company is currently seeking additional funds and additional resource property interests through private placements of equity and debt instruments. There can be no assurance that its efforts will be successful.

The consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in the normal course of business at amounts different from those reflected in these consolidated financial statements.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AT Gas and TGC. All significant intercompany items have been eliminated in consolidation.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition - Oil and natural gas revenue is recognized at the time title is transferred to the customer. Pipeline revenue is earned as a gathering fee at the time the gas is delivered to the customer.

Petroleum and natural gas properties - The Company employs the full cost method of accounting for petroleum and natural gas properties whereby all costs relating to exploration and development of reserves are capitalized. Such costs include land acquisition costs, geological and geophysical costs, costs of drilling both productive and non-productive wells and related overhead.

Capitalized costs, excluding costs relating to unproven properties, are depleted using the unit-of-production method based on estimated proven reserves, as prepared by an independent engineer. For the purposes of the depletion calculation, proven reserves are converted to a common unit of measure on the basis of their approximate relative energy content. Investments in unproved properties are not amortized until the proved reserves associated with the projects can be determined or until impairment occurs. If an assessment of such properties indicates that properties are impaired, the amount of impairment is added to the capitalized cost base to be amortized.

In applying the full-cost method, the Company performs a ceiling test to ensure that capitalized costs net of accumulated depletion do not exceed the estimated future net revenues from production of proven reserves. The carrying value of the properties is compared quarterly to estimated future net cash flows from production or proven reserves. The present value of future net revenue from proved reserves is estimated, using a 10% discount rate, based on current prices less estimated future development and production costs. In addition, the cost of properties not being amortized and the lower of cost or estimated fair value of unproven properties included in the costs being amortized is added to the present value of the future net revenues and this amount is adjusted for the related tax effects for the purposes of computing the ceiling. During the years ended January 31, 2004 and 2003, the Company recognized no impairment to properly state its capitalized costs under the full cost method.

Proceeds on disposal of properties are normally applied as a reduction of the capitalized costs without recognition of a gain or loss, unless such amounts would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case gain or loss would be recognized. Abandonment of properties are accounted for as adjustments of capitalized costs with no loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center.

Long-lived assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using estimated undiscounted net cash flows to be generated by the asset.

Equipment - Office equipment, furniture and fixtures and software are recorded at cost and depreciated using the declining balance method over useful lives of 3 to 5 years. Pipeline costs are depreciated using the straight-line method over a period of 3 years.

Environmental liabilities - The Company expenses or capitalizes environmental costs depending on their future economic benefit. Costs that relate to an existing condition caused by past operations with no future economic benefit are expensed. Liabilities for future expenditures of a non-capital nature are recorded when future environmental expenditures and/or remediation is deemed probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. During the years ended January 31, 2004 and 2003, the Company spent $-0-on plugging and filling well holes, removing drilling anchors, hauling and disposing of water and drilling mud, filling mud pits, surface leveling and reseeding and general site clean up.

Financial instruments - The Company's financial instruments consist of cash, accounts receivable, accounts payable, loans payable, and amounts due to shareholder. It is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from its financial instruments and that their fair values approximate their carrying values, unless otherwise noted.

Foreign currency translation - Foreign currency is translated in accordance with Statement of Financial Accounting Standards No. 52, which provides the criteria for determining the functional currency for entities operating in foreign countries. The Company has determined its functional currency is the United States (U.S.) dollar since substantially all of its operations are in U.S. dollars. Financial statements of previous periods presented in Canadian dollars have been translated to U.S. dollars at rates prevailing during the year for revenue and expense items and at year-end rates for assets and liabilities except for fixed assets and prepaid expenses which are translated at the rate in effect at the time of their acquisition. The net effects of currency translations were not material in any period.

Earnings per share - The Company follows SFAS No. 128; Earnings per Share, for computing and presenting earnings per share, which requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, options or warrants were exercised or converted into common shares or resulted in the issuance of common shares that then share in the earnings of the entity. For the years ended January 31, 2004 and 2003, no options or warrants were considered common stock equivalents as their effect would be anti-dilutive. Stock-based compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

Concentration - The Company sells all of its oil and gas production through a related company operating its wells, Energas Pipeline Company. Energas Pipeline Company currently sells the production to Conoco and Duke Energy. The Company has determined that other customers for its production could replace its current exclusive customers on a timely basis.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future timing differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

Recent pronouncements - In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. The adoption of SFAS 145 did not have a material effect on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred; whereas under EITF Issue No. 94-3, a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on the Company's financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 did not have a material effect on the Company's financial position or results of operations.

SFAS No. 149 " Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for derivative instruments and hedging activities".

SFAS No. 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity". This statement establishes standards how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

NOTE 3 - PROPERTY AND EQUIPMENT
                                                     Accumulated         Net
                                                     Depreciation/    Book Value
                         Cost       Depletion            2004           2003
                         ----       ---------      --------------     ---------
Unproved oil and gas
  properties         $  234,093      $      -        $  234,093      $ 234,093
Proved oil and gas
  Properties          3,509,485       103,668         3,405,817        264,558
Office equipment         19,976        17,785             2,191          6,944
Truck                    24,120        24,120                 -              -
Pipeline and equipment   74,485        24,750            49,735              -
Computer software         2,400         2,400                 -              -
                     ----------      --------        ----------     ----------
                    $ 3,864,559     $ 172,723       $ 3,691,836     $  505,595
                    ===========     =========       ===========     ==========

Oil and gas properties are accounted for using the full cost method as discussed in Note 2. Depletion was $30,885 and $25,211 for the years ended January 31, 2004 and 2003, respectively.

NOTE 4 - NOTES PAYABLE

                                                           2004           2003
                                                           ----          ----
Note payable to individual, bearing interest at 12%,
  payments of $5,000 monthly, due March 6, 2003,
  secured by personal guarantee of Company's
  President and 200,000 shares of his stock in the
  Company                                              $   13,492     $ 34,542
                                                       ==========     ========

NOTE 5 - COMMON STOCK

The Company has authorized capital of 100,000,000 common shares with a $.001 par value. The issued shares are as follows:

                                    2004                   2003
                                   Number       Amount     Number       Amount

Balance, beginning of year      26,143,001  $ 7,647,920  26,143,001  $7,647,920
Shares issued for:
  Services                       1,770,000      329,400           -          -
  Private placement, net of
    legal costs                  3,000,000      350,000           -          -
  Warrants exercised, net of
    legal costs                  1,250,000      250,000           -          -
  Settlement of debt             1,000,000      100,000           -          -
                               -----------    ---------  ----------  ---------

Balance, end of year            33,163,001   $8,677,320  26,143,001 $7,647,920
                               ===========   ==========  ========== ==========

In April 2003, the Company issued 500,000 shares of common stock at $.10 per share in exchange for services valued at $50,000. In October 2003, the Company issued 1,270,000 shares of common stock at $.22 per share to ten employees as compensation for services valued at 279,400.

In June 2003, the Company issued 1,000,000 shares of common stock at $.05 per share in exchange for cash of $50,000. In September 2003, the Company issued 2,000,000 shares of common stock at $.15 per share in exchange for $300,000 cash.

In September 2003, the Company issued 1,000,000 shares of common stock at $.10 per share for the relief of $100,000 of debt.

In October 2003, a related party exercised warrants to purchase 1,250,000 shares of common stock at a price of $.20 per share for a total of $250,000.

Options and warrants - The Company has issued stock options and stock warrants as follows:

        Outstanding   Granted     Exercised  Outstanding
          Exercise   January 31,     or          or      January 31,  Expiration
           Price        2002     (Cancelled)   Expired      2003          Date
        -----------  ---------   -----------  ----------  ----------  ----------

Warrants: $  0.32     275,675            -    ( 275,675)          -    12/31/02
          $  0.20     384,550            -            -     384,550    04/07/03

Options:  $  0.32     250,00                                 50,000    07/15/05

Warrants: $  0.20     384,550            -    ( 384,550)          -    040/7/03*
          $  0.32                  100,000            -     100,000    06/30/05
        $0.20/0.30  2,000,000            -            -   2,000,000  9/30/04-05

*Expired unexercised

The Company is offering for sale a Private Placement under an exemption from registration provided by Regulation D of Section 4(2) of the Securities Act of 1933. Such Offering is for a total of 500 units at $3,000 per unit. Each unit consists of 10,000 shares of common stock at a price of $.30 per share and 10,000 warrants exercisable at $.50 per share for two years following the Offering closing date. The total proceeds to the Company, net of sales commissions of $150,000, assuming all 500 units will be sold, will be $1,350,000.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company had oil and gas sales and pipeline revenue of $237,498 and $131,839 during the years ended January 31, 2004 and 2003 from Energas Pipeline Company ("EPC"), which is owned by the President of the Company. EPC purchases oil and gas at the wellhead from the Company, generating oil and gas sales, and then resells to Conoco and Duke Energy. EPC also pays a gathering fee to the Company recorded as pipeline revenue.

The Company incurred oil and gas production and pipeline costs to Energas Corp., a company owned by the President of the Company, in the amounts of $47,100 and $47,337 for the years ended January 31, 2004 and 2003.

In addition, the Company leases office space on a month-to-month basis from Shaw Construction Company, owned by the President of the Company, and incurred rent expense in the amount of $45,600 and $61,803 during the years ended January 31, 2004 and 2003.

NOTE 7 - DUE TO RELATED PARTIES AND NOTE PAYABLE TO SHAREHOLDER

                                                         2004           2003
                                                         ----           ----

Open advances from related corporation owned by
  Company's President, non-interest bearing          $ 742,810       $ 444,686

Note payable to shareholder, bearing interest at
  12%, due April, 2002, unsecured                      280,000         300,000

Advance from shareholder, non-interest bearing               -         100,000

Note payable to shareholder, non-interest bearing,
  due May 2002, unsecured                                    -          60,000

Open advances from Company's President,
  non-interest bearing                                  18,927          48,718

Advance from shareholder, non-interest bearing               -          29,000

Note payable to shareholder, bearing interest
  at 10%, due August 2002, unsecured                    25,000          25,000
                                                    ----------      ----------
                                                    $1,066,737      $1,007,404


NOTE 8 - INVESTOR ADVANCE PAYABLE

During the year ended January 31, 2003, the Company entered into an agreement with an investor seeking to acquire an interest in its oil and gas properties. Pursuant to this agreement, the Company received a total of $168,000 during the year ended January 31, 2003. An additional $205,915 was received during the year ended January 31, 2004 from three investors. The Company has not yet completed the transfer of any interests in its oil and gas properties to these investors and, accordingly, the funds received are recorded as a current liability in the accompanying consolidated financial statements.

NOTE 9 - LONG TERM DEBT
                                                       2004           2003
                                                       ----           ----
Note payable to private corporation,
secured by oil and gas properties, interest
at 8.5%, convertible to common stock at a
rate of one share for each dollar owed, due
in 240 monthly installments including
principal and interest in the amount of
$12,972.70 beginning September 1, 2003              $ 1,553,883      $       -

Note payable to private corporation, secured
by oil and gas properties, interest at 8.5%,
convertible to common stock at a rate of one
share for each dollar owed, due in 240 monthly
installments including principal and interest
in the amount of $8,678.23 beginning September 1,
2003                                                  1,035,922              -

Note payable to private corporation, secured by
oil and gas properties, interest at 8.5%,
convertible to common stock at a rate of one
share for each dollar owed, due in 240 monthly
installments including principal and interest in
the amount of $4,339.12 beginning September 1, 2003     517,961              -
                                                     ----------        -------

                                                    $ 3,107,766      $       -
Less: Current Portion                                  (157,391)
                                                    -----------      ---------
                                                   $  2,950,375      $       -
                                                   ============      =========

Maturities of long-term debt for the next five years ending January 31st are as follows:

                       2006              $54,011
                       2007               58,784
                       2008               63,980
                       2009               69,636
                       2010               75,791


NOTE 10 - INCOME TAXES

The Company has approximately $6,682,000 of net operating losses expiring through 2024 that may be used to offset future taxable income but are subject to various limitations imposed by rules and regulations of the Internal Revenue Service. The net operating losses are limited each year to offset future taxable income, if any, due to the change of ownership in the Company's outstanding shares of common stock. In addition, at January 31, 2004, the Company had an unused Canadian net operating loss carry-forward of approximately $395,000 USD, expiring through 2008. These net operating loss carry-forwards may result in future income tax benefits of approximately $2,673,000; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of January 31, 2004 and 2003 are as follows:

                                                2004           2003
                                                ----           ----

      Deferred tax liabilities             $      --        $       --
                                           =========        ==========

      Deferred tax assets
           Net operating losses           $2,673,000        $2,294,000

           Valuation allowance for
              deferred tax assets         (2,673,000)      ( 2,294,000)
                                          ----------        ----------

                                          $       --       $        --
                                          ==========       ===========

The valuation allowance increased $379,000 and increased $126,303 for the period ending January 31, 2004 and 2003, respectively.

NOTE 11 - CONTINGENCIES

The Company is subject to federal, state and local laws and regulations governing environmental quality and pollution control. During the years ended January 31, 2004 and 2003, the Company spent $-0- on plugging and filling well holes, removing drilling anchors, hauling and disposing of water and drilling mud, filling mud pits, surface leveling and reseeding and general site clean up. Although the Company believes that compliance with environmental regulations will not have a material adverse effect on its operations, risks of substantial costs and liabilities are inherent in oil and gas production, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Through the date of this report, the Company has no asserted or unasserted environmental claims or no liability has been accrued in the accompanying balance sheets.

Litigation - As of January 31, 2004, the Company had no pending or threatened litigation other than the settlement detailed in Note 12.

NOTE 12 - SUBSEQUENT EVENTS

During the period from February 1, 2004 through May 14, 2004, the Company sold a total of 443 units of its Private Placement for a total of $1,329,000 of which $1,275,000 has been received. The Company has also settled two lawsuits with a shareholder and his related companies for a total of $500,000 in cash, 350,000 shares of the Company's common stock and 250,000 options with an exercise price of $.32 with an expiration date of June 15, 2005. ENERGAS RESOURCES, INC. SUPPLEMANTAL INFORMATION (UNAUDITED) Years Ended January 31, 2004 and 2003

                            ENERGAS RESOURCES, INC.
                      SUPPLEMENTAL INFORMATION (UNAUDITED)
                     Years Ended January 31, 2004 and 2003


The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect values or fair market values of the Company's' reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based in year end statutory rates, with consideration of future tax rates already legislated) to be incurred on continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

                             ENERGAS RESOURCES, INC.

                                  JULY 31, 2004
                          INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)

                             ENERGAS RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                   July 31      January 31
                                                     2004         2004

                   ASSETS

Current Assets
        Cash                                     $   106,901        77,309
        Accounts receivable                          203,336       152,330
        Prepaid expenses                                   -             -
                                                 -----------      --------
                       Total Current Assets          310,237       229,639

Property and equipment, net                        4,109,932     3,855,492
Other assets                                               -             -
                                                 -----------    ----------
                                                  $4,420,169    $4,085,131
                                                 ===========    ==========
LIABILITIES AND STOCKHOLERS' EQUITY (DEFICIT)

Current Liabilities
        Accounts Payable and Accrued Expenses    $   293,487       369,298
        Due to shareholder and related parties       329,906     1,066,737
        Investor Advance payable                      32,229       373,915
        Note Payable                                  11,992        13,492
        Current Portion of Long Term Debt                  -       157,391
                                                  ----------     ---------
        Total Current Liabilities                    667,614     1,980,833

        Long-term debt less current portion          497,176     2,950,375
                                                   ---------     ---------


        Total Liabilities                          1,164,790     4,931,208

      SHAREHOLDERS' EQUITY

Common stock, $.001 par value, 1,000,000
  shares authorized 44,063,001 shares issued
  and outstanding                                     44,063       33,163
Additional paid in capital                        12,753,257    8,644,157
Deficit                                           (9,541,941)  (9,523,397)
                                                 -----------   ----------
                                                   3,255,379     (846,077)
                                                 -----------   ----------
                                                 $ 4,420,169   $4,085,131
                                                 ===========   ==========

                      Prepared Without Audit by Management


The accompanying notes are an integral part of these financial statements

                             ENERGAS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------
                                     Six months ending       Three months ending
                                          July 31,               July, 31
                                      2004        2003       2004         2003
-------------------------------------------------------------------------------
REVENUE:
      Oil and gas sales           $  295,457   $  86,519   $ 165,858   $ 38,082

      Pipeline Revenue                 7,860       8,162       3,888      4,000
                                   ---------   ---------   ---------   --------
                                     303,317      94,681     169,786     42,082
                                   ---------   ---------   ---------   --------

EXPENSES:
      Salaries and Benefits          132,240     151,184      68,415     76,011
      Depreciation & Depletion        91,584      15,442      45,792      7,721
      Legal and accounting            44,830      74,443      36,484     47,915
      Rent                            22,800      22,800      11,400     11,400
      Oil and gas production         126,966      13,532      66,153      6,367
      Consulting                      27,068      20,521      27,068     11,521
      Office and General              35,684      22,626      21,737     14,362
      Travel and promotion            20,322      21,526      13,673     11,319
      Telephone                        6,542       8,990       2,812      4,589
      Regulatory fees                  1,949         589       1,000       (379)
      Pipeline costs
                                       1,250       1,500         750      1,000
      Interest Expense                71,045      23,248       5,495     11,823
                                   ---------   ---------   ---------   --------
                                     582,280     376,401     300,779    206,649
                                   ---------   ---------   ---------   --------

Net loss before extraordinary
  item                              (278,963)   (281,720)   (130,993)  (161,567)
Gain on Sale of Oil and Gas
  Properties                         212,244           -     212,244          -
                                   ---------   ---------   ---------   --------
Gain on settlement of debt            48,175           -           -          -
                                   ---------   ---------   ---------   --------

NET PROFIT (LOSS)                $  ( 18,544)   (281,720)   ( 81,251)  (161,567)
                                 ===========   =========    ========  =========
EARNINGS (LOSS) PER SHARE        $      (.00)   $   (.01)   $   (.00)  $   (.01)
                                 ===========   =========    ========  =========

WEIGHTED AVERAGE SHARES
   OUTSTANDING                    44,063,001  26,643,001  44,063,001 26,643,001
                                 ===========   =========    ========  =========

                      Prepared Without Audit by Management




The accompanying notes are an integral part of these financial statements

                            ENERGAS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Six  months ending
                                                       July 31
                                                   2004        2003
------------------------------------------------------------------------------

OPERATIONS:
         Net Profit (Loss)                     $ ( 18,544)   $(281,720)
         Add: Depreciation & Depletion             91,584       15,442
         Change in non-cash working capital
         balances related to operations:         (126,817)      12,935
------------------------------------------------------------------------------
                                                 ( 53,777)    (253,343)

FINANCING:

         Payment advances from shareholder
         and investor                            (736,831)     217,713
         Shares Issued                          4,120,000       50,000
         Increase (Decrease) Notes Payable     (2,612,090)     (12,500)
         Increase (Decrease) Investor Advance    (341,686)           -
------------------------------------------------------------------------------
                                                  429,393      255,213

INVESTING:

         Purchase of Equipment                    (13,287)    ( 20,045)
         Oil & Gas Property Increase (Decrease)  (332,737)         730
------------------------------------------------------------------------------
                                                 (346,024)    ($19,315)

      INCREASE (DECREASE) IN CASH                  29,592      (17,445)

      CASH AT THE BEGINNING OF PERIOD              77,309       21,383
-----------------------------------------------------------------------------

      CASH AT END OF PERIOD                    $  106,901      $ 3,938
===============================================================================

                      Prepared Without Audit by Management





The accompanying notes are an integral part of these financial statements

                             ENERGAS RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

The Company is primarily engaged in the operation, development, production, exploration and acquisition of petroleum and natural gas properties in the United States through its wholly-owned subsidiaries, A.T. Gas Gathering Systems, Inc. ("AT GAS"), and TGC, Inc. ("TGC"). In addition, the Company owns and operates natural gas gathering systems, located in Oklahoma and Kentucky, which serves wells operated by the Company for delivery to a mainline transmission system. All of the Company's oil and gas properties are leased, with the exception of the natural gas gathering systems. The majority of the Company's operations are maintained and occur through AT GAS and TGC. AT GAS is a company incorporated in the State of Oklahoma, U.S.A. and TGC is a company incorporated in the state of Kentucky, U.S.A.

The Company is in the process of developing its petroleum and natural gas properties and as of July 31, 2004 had a working capital of $357,377 and had incurred an operating loss of $(278,963) for the six months then ended. The Company's ability to continue as a going concern is dependent upon achieving profitable levels of operations and, if necessary, on the ability of the Company to obtain necessary financing.

The consolidated condensed financial statements of Energas Resources, Inc. and its wholly owned U.S. subsidiaries AT GAS and TGC for the quarterly period ended July 31, 2004 have been prepared by the Company, are unaudited, and are subject to year-end adjustments. These unaudited financial statements reflect all known adjustments (which include only normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America. The results presented herein for the interim periods are not necessarily indicative of the actual results to be expected for the fiscal year.

The notes accompanying the consolidated financial statements for the years ended January 31, 2004 and 2003 included on Form 10-K as filed with the Securities and Exchange Commission include additional information pertinent to an understanding of these interim financial statements.

The consolidated financial statements do not give effect of any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in the normal course of business at amounts different from those reflected in these consolidated financial statements.

As explained in Note 3, in August 2003 the Company acquired 31 producing gas wells, a gas pipeline and undeveloped acreage.

                             ENERGAS RESOURCES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AT GAS and TGC. All significant intercompany items have been eliminated in consolidation.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition - Oil and natural gas revenue is recognized at the time title is transferred to the customer. Pipeline revenue is earned as a gathering fee at the time the gas is gathered by the customer.

Petroleum and natural gas properties - The Company employs the full cost method of accounting for petroleum and natural gas properties whereby all costs relating to exploration and development of reserves are capitalized. Such costs include land acquisition costs, geological and geophysical costs, costs of drilling both productive and non-productive wells and related overhead.

Capitalized costs, excluding costs relating to unproven properties, are depleted using the unit-of-production method based on estimated proven reserves, as prepared by an independent engineer. For the purposes of the depletion calculation, proven reserves are converted to a common unit of measure on the basis of their approximate relative energy content. Investments in unproved properties are not amortized until the proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment of such properties indicate that properties are impaired, the amount of impairment is added to the capitalized cost base to be amortized. There was no impairment recognized for the six months ended July 31, 2004.

In applying the full-cost method, the Company performs a ceiling test to ensure that capitalized costs net of accumulated depletion do not exceed the estimated future net revenues from production of proven reserves. The carrying value of the properties is compared quarterly to estimated future net cash flows from production or proven reserves. The present value of future net revenues is estimated, using a 10% discount rate, of the future net revenue from proved reserves, based on current prices and costs, less estimated future development and production costs. In addition, the cost of properties not being amortized and the lower of cost or estimated fair value of unproven properties included in the costs being amortized is added to the present value of the future net revenues and this amount is adjusted for the related tax effects for the purposes of computing the ceiling.

                             ENERGAS RESOURCES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Proceeds on disposal of properties are normally applied as a reduction of the capitalized costs without recognition of a gain or loss, unless such amounts would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case gain or loss would be recognized. Abandonment of properties are accounted for as adjustments of capitalized costs with no loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center.

Long-lived assets - The Company reviews its long-lived asset for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset.

Equipment - Equipment is recorded at cost and depreciated on the declining balance basis at the following rates:

                              Computer equipment         30%
                              Truck                      30%
                              Office equipment           20%
                              Computer software         100%

Pipeline is recorded at cost and depreciated using the straight line method over a period of 3 years.

Environmental liabilities - The Company expenses or capitalizes environmental costs depending on their future economic benefit. Costs that relate to an existing condition caused by past operations with no future economic benefit are expensed. Liabilities for future expenditures of a non-capital nature are recorded when future environmental expenditures and/or remediation is deemed probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Financial instruments - The Company's financial instruments consist of cash, accounts receivable, accounts payable, loans payable and amounts due to shareholder. Amounts due to shareholder and loan payable are interest free. It is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from its other financial instruments and that their fair values approximate their carrying values, unless otherwise noted.

Foreign currency translation - Foreign currency is translated in accordance with Statement of Financial Accounting Standards No. 52, which provides the criteria for determining the functional currency for entities operating in foreign countries. The Company has determined its functional currency is the United States (U.S.) dollar since substantially all of its operations are in U.S. dollars. Financial statements of previous periods presented in Canadian dollars have been translated to US dollars as follows: at rates prevailing during the year for revenue and expense items; at year-end rates for assets and liabilities except for fixed assets and prepaid expenses

                             ENERGAS RESOURCES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

which are translated at the rate in effect at the time of their acquisition. The net effects of currency translations were not material in any period.

Earnings per share - The Company follows SFAS No. 128, Earnings per Share, for computing and presenting earnings per share, which requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, options or warrants were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the earnings of the entity.

Stock-based compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

Concentration -The Company sells all of its oil production and a portion of its gas production to a related company, Energas Pipeline Company. Energas Pipeline Company then resells the oil production to Conoco and gas production to Scissortail Energy. The Company believes that either or both of these customers can be replaced on a timely basis. The Company sells its Kentucky production to North American Energy Corp., an independent natural gas marketing company

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future timing differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

Reclassifications - Certain prior period amounts have been reclassified to conform to current period presentation.

                             ENERGAS RESOURCES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent pronouncements - In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. The adoption of SFAS 145 did not have a material effect on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". In October 1996, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires more prominent and more frequent disclosures in the financial statements of the effects of stock-based compensation.

The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002. The Company has elected to continue to account for its employee stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees, and Related Interpretations". If the Company had elected to recognize compensation expense based on the fair value of the options granted, consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                            Six Months Ended
                                    July 31, 2004           July 31, 2003
      Net loss:
      As reported                     $(18,544)              $(281,720)

      Pro forma net loss              $(18,544)              $(281,720)
                                     =========              ==========


      Net loss per common share, basic and diluted:

            As reported               $(0.000)              $(0.010)
            Pro forma                 $(0.000)              $(0.010)

                             ENERGAS RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value of the options granted is estimated on the date of grant using the Black-Scholes option pricing model with risk volatilities ranging from 613%, risk-free interest rate ranging from 5.5%, and an expected option life of two years.

In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities". The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS
133. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. Statement 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect that the adoption of this pronouncement will have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2003, the FASB adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect that the adoption of this pronouncement will have a material effect on its financial position, results of operations or cash flows.

3. ACQUISITIONS AND RELATED DEBT

In August 2003 the Company acquired 31 producing wells, approximately 28 miles of pipeline, two compressor stations and approximately 23,000 leased and 8,500 optioned acres. All of the acquired properties are located in the Appalachian Basin of eastern Kentucky. The properties were acquired from three private corporations for $3,000,000 in convertible notes. The notes bear interest at 8.5% per year and are due in August 2023. All or any part of the unpaid principal or interest may be converted into shares of the Company's common stock on the basis of one share of common stock for every dollar of note principal or interest converted. As an inducement to convert, the terms of the agreements were subsequently modified to allow for conversion of unpaid principal and accrued interest into the Company's common stock on the basis of one share of common stock for every $.50 of note principal or interest converted. In March, 2004, two of the three note holders exercised their option to convert under these new

                             ENERGAS RESOURCES, INC.

3.   ACQUISITIONS AND RELATED DEBT (cont'd)

terms resulting in $2,400,000 of principal converted into 4,8000,000 shares of the Company's common stock.

4.   SETTLEMENT OF LITIGATION

On April 2, 2004, the Company has also settled two lawsuits with a shareholder and his related companies for a total of $500,000 in cash, 350,000 shares of the Company's common stock and 250,000 options with an exercise price of $.32 with an expiration date of June 15, 2005.

5.   STOCK OFFERING

Beginning January 12, 2004, the Company offered for sale, in a private offering, 500 units at a price of $3,000 per unit. Each unit consists of 10,000 shares of the Company's common stock and 10,000 warrants to purchase shares of the Company's common stock at $.50 per share. The Company completed the offering in May 2004, resulting in total proceeds to the Company of $1,494,600, net of Offering costs and expenses.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Energas. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Energas since the date of this prospectus.


                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary  ..................................................
Risk Factors .........................................................
Comparative Share Data ...............................................
Market for Common Stock ..............................................
Management's Discussion and Analysis and Plan of Operation ...........
Business .............................................................
Management ...........................................................
Principal Shareholders ...............................................
Equity Line of Credit Agreement ......................................
Selling Shareholder. .................................................
Description of Securities ............................................
Experts ..............................................................
Indemnification ......................................................
Additional Information ...............................................
Glossary .............................................................
Financial Statements .................................................



                                  Common stock

                             ENERGAS RESOURCES, INC.

                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table shows the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. No expenses will be paid by the selling shareholders. All of the amounts shown are estimates, except for the SEC Filing Fee.

         SEC Filing Fee                                        $    672
         Blue Sky Fees and Expenses                               1,000
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   2,828
                                                               --------
                  TOTAL                                        $ 35,000
                                                               ========


Item 26. Recent Sales of Unregistered Securities.


      A. In December 2000, Mankato Investments LLC purchased 275,675 shares of common stock and common stock purchase warrants exercisable for the purchase of 275,675 shares of common stock for $.33 per share on or before December 21, 2002. The Company received proceeds from this sale of $60,350. Furthermore, in April 2001, Jurassic Capital LLC purchased 384,550 shares of common stock and common stock purchase warrants exercisable for the purchase of 384,550 shares of common stock for $.195 per share on or before April 11, 2003. The Company received proceeds from this sale of $74,734.

      B. In July 2001, Clare LLC purchased 2,000,000 shares of common stock for which the Company received $390,562. Clare LLC is controlled by Dennis P. Flynn, who is the managing member.

      C. During the six months ended July 31, 2001 the Company issued 400,070 shares of its common stock to Mankato Investments LLC in payment of $138,800 advanced to the Company by Mankato Investments. Mankato Investments LLC is controlled by James H. Attarian, a former director and principal shareholder of the Company.

      D. On June 30, 2003 Energas issued 1,000,000 shares of its common stock to Kiowa Oil Company for investor relations services.

      E. On September 29, 2003 Energas issued 1,000,000 shares of its common stock to Pompano Holding, Inc. in payment of $100,000 owed by Energas to Pompano Holdings.

      F. On February 2, 2004 Energas issued 350,000 shares of its common stock to Mankato Investments LLC. The shares were issued om connection with the settlement of litigation between Energas, James Attarian, and Mankato Investments.

      G. In August 2003, Energas acquired oil and gas properties from three private corporations for $3,000,000 in convertible notes. At the holder's option the notes were convertible into shares of Energas' common stock equal in number to the amount determined by dividing each $1.00 of note principal or accrued interest to be converted by one. In order to induce the noteholders to convert their notes into common stock, and thereby eliminate the debt owed to the noteholders, Energas provided the noteholders with an option to convert their notes at a conversion price of $0.50. In March 2004 Energas paid $100,000 on one of the notes and holders of notes in the principal amount of $2,400,000 converted their notes into 4,800,000 shares of Energas' common stock. As of August 31, 2004 Energas had paid approximately $10,000 in principal, plus interest, on the remaining note, which bears interest at 8.5% per year and is due in August 2023. At any time prior to August 1, 2006 all or any part of the unpaid principal or interest due on this note may be converted into shares of Energas' common stock on the basis of one share of common stock for every dollar of note principal or interest converted.

      H. In September 2003 Energas agreed to sell 2,000,000 shares of its common stock to Terry Tyson, a principal shareholder of Energas, for $0.15 a share. For each share purchased Energas agreed to issue one warrant to Mr. Tyson. For each warrant exercised, agrees to issue a second warrant to Mr. Tyson. Each warrant entitles Mr. Tyson to purchase one share of Energas' common stock at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004. All warrants will expire on September 30, 2005. As of August 31, 2004 Mr. Tyson had purchased 2,000,000 shares from Energas, had exercised 2,000,000 warrants and accordingly received warrants to purchase an additional 2,000,000 shares of Energas' common stock.

      I. During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas'common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days.

     The sale of the common stock, convertible notes and warrants referenced in Notes A through H were exempt transactions under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering. The shareholders acquired these securities for investment purposes only and without a view to distribution. At the time the shareholders acquired these securities, all were fully informed and advised about matters concerning Energas, including its business, financial affairs and other matters. The shareholders acquired the securities for their own account. The certificates evidencing the securities purchased by the shareholders bear a legend stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares purchased by the shareholders are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission. Although no underwriters were involved and no commission were paid in connection with the sale of these securities.

      The Company relied on Rule 506 of the Securities and Exchange Commission in connection with the sale of the shares referred to in Note I. Each purchaser was furnished information concerning the Company' operations and each had the opportunity to verify the information supplied. Additionally, the Company obtained a signed representation from each investor in connection with the offer of the common stock and warrants of his, her or its intent to acquire the common stock and warrants for investment only and not with a view toward any subsequent distribution. The certificates evidencing the common stock and warrants were stamped with a legend restricting transfer of the securities and the Company issued stop transfer instructions to its transfer agent. Energas paid sales commissions of $5,400 to an unrelated third party in connection with the sale of the shares referenced in Note I.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit
  No.      Description of Exhibit                                Page Number


 3.1       Certificate of Incorporation                               *

 3.2       Bylaws                                                     *

 3.3       Certificate of Domestication in Delaware                   *

 4.1       Form of Certificate of Common Stock                        *

 4.6       Escrow Amendment Agreement among Registrant,
           Pacific Corporate Trust Company, Energas
           Corporation and Energas Pipeline Company                   *

 4.7       Escrow Agreement, dated September 20, 1991,
           among Registrant,  Pacific Corporate Trust
           Company, Energas Corporation and Energas
           Pipeline Company                                           *

 4.8       Registration Rights Agreement, dated July 18,
           2001 between Registrant and Clare, LLC                     *

 4.9       Escrow Amendment Agreement, dated April 13, 1994,
           among Registrant,  Pacific Corporate Trust Company,
           Energas  Corporation  and Energas  Pipeline Company        *

10.7.1     Gas  Purchase Agreement,  dated March 1, 1991
           between  Registrant  and Energas Pipeline Company.         *

10.7.2     Gas  Purchase Agreement,  dated March 1, 1991
           between  Registrant  and Energas Pipeline Company.         *

10.8       Gas Gathering Agreement, dated July 1, 1992 between
           Energas Pipeline  Company,  Inc. and A.T. Gas Gathering
           Systems, Inc.                                              *

10.9       Gas Purchase Agreement, dated February 13, 1997,
           between  Panenergy Field Services, Inc. and Energas
           Pipeline Company.                                          *

10.10      Gas Purchase Agreement, dated October 1, 1999, between
           Registrant  and Ozark Gas Gathering, L.L.C.                *

10.11      Agreement Relating to Equity Line of Credit                __

10.12      Registration Rights Agreement                              __

16.        Letter regarding change in certifying public accountant.   **

21.        Subsidiaries                                                *

23.1       Consent of Attorneys

23.2       Consent of Accountants

* Incorporated by referenced to the same exhibit filed with the Company's initial registration statement on Form 10-SB.

** Incorporated by reference to the same exhibit filed with the Company's report on Form 8-K dated April 8, 2004.

Item 28. Undertakings

      The small business issuer will:

      (1) File, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to.

        (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on the 27th day of September 2004.

                                    ENERGAS RESOURCES, INC.


                                    By:  /s/ George G. Shaw
                                         -------------------------------------
                                         George G.  Shaw, President and Chief
                                         Executive Officer


                                    By:  /s/ David W. Young
                                         -------------------------------------
                                         David W. Young, Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  l933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ George G. Shaw
--------------------------
George G. Shaw                      Director            September 27, 2004


/s/ G. Scott Shaw
--------------------------
G. Scott Shaw                       Director            September 27, 2004


/s/ David W. Young
----------------------------
David W. Young                      Director            September 27, 2004

                             ENERGAS RESOURCES, INC.

                                    FORM SB-2


                                    EXHIBITS